[Execution Copy]
                    AGREEMENT AND PLAN OF MERGER AND EXCHANGE

                             AS OF NOVEMBER 4, 2002

                                TABLE OF CONTENTS

                                                                            Page


1.   Definitions...............................................................2

     1.01     Certain Definitions..............................................2
     1.02     Interpretation and Rules of Construction........................15

2.   The Merger and the Exchanges.............................................16

     2.01     The Merger......................................................16
     2.02     The RMHI Exchange...............................................18
     2.03     The Cablevision Exchange........................................19
     2.04     Working Capital Adjustment......................................19
     2.05     Adjustment for Payments under Affiliation Agreements
              and Capital Expenditures........................................22
     2.06     Adjustments to Prevent Dilution.................................22
     2.07     Possible Restructuring..........................................23

3.   Representations and Warranties of Cablevision............................24

     3.01     Organization and Authority......................................24
     3.02     Legal Capacity; Approvals and Consents..........................25
     3.03     Interests; Subsidiaries.........................................26
     3.04     Financial Statements............................................27
     3.05     Accounts Receivable.............................................29
     3.06     Properties; Owned Tangible Personal Property....................29
     3.07     Compliance with Law; Licenses...................................30
     3.08     Intellectual Property...........................................31
     3.09     Contracts.......................................................32
     3.10     Labor Contracts and Actions.....................................34
     3.11     Employee Benefit Plans..........................................35
     3.12     Legal and Governmental Proceedings and Judgments................37
     3.13     Finders and Brokers.............................................37
     3.14     Environmental Matters...........................................37
     3.15     Absence of Certain Changes......................................38
     3.16     Insurance.......................................................39
     3.17     Assets; Sufficiency of Assets...................................39
     3.18     Affiliate Transactions..........................................39
     3.19     Affiliation Agreements..........................................40
     3.20     Advertisers.....................................................40
     3.21     Film Exhibition Agreement.......................................41
     3.22     Investment Purpose..............................................41
     3.23     Media Expenditures..............................................41

4.   Representations and Warranties of GE Merger Sub, NBC Holdings and NBC....42

     4.01     Organization and Authority......................................42
     4.02     Legal Capacity: Approvals and Consents..........................42
     4.03     Ownership of Cablevision Shares.................................44
     4.04     Legal and Governmental Proceedings and Judgments................44
     4.05     GE Shares.......................................................44
     4.06     GE SEC Reports..................................................44
     4.07     GE Financial Statements; Absence of Certain Changes.............44
     4.08     BHC Convertible Preferred Stock.................................45
     4.09     Finders and Brokers.............................................45

5.   Covenants Pending Closing................................................45

     5.01     Conduct of Cablevision..........................................45
     5.02     Access to Information...........................................48
     5.03     Covenants of NBC Holdings and NBC...............................48
     5.04     Notice of Developments..........................................49
     5.05     Termination of Intercompany Arrangements........................50
     5.06     Required Consents...............................................50
     5.07     Separation of IFC Business from Bravo...........................50

6.   Deliveries at Closing....................................................51

     6.01     Deliveries by Cablevision.......................................51
     6.02     Deliveries by NBC Holdings and NBC..............................51
     6.03     Deliveries by GE Merger Sub.....................................52

7.   Conditions to the Obligations of NBC Holdings, NBC and GE Merger Sub.....52

     7.01     Receipt of Consents.............................................53
     7.02     Performance by Cablevision......................................53
     7.03     Absence of Breach of Representations and Warranties.............53
     7.04     Absence of Breach of Tax Matters Agreement Representations
              and Warranties..................................................53
     7.05     Absence of Proceedings..........................................53
     7.06     Reorganization Transactions.....................................53
     7.07     Release of Liens................................................54
     7.08     MGM Closing.....................................................54
     7.09     Related Agreements..............................................54

8.   Conditions to the Obligations of Cablevision.............................54

     8.01     Receipt of Consents.............................................54
     8.02     Performance by NBC Holdings and NBC.............................54
     8.03     Absence of Breach of Representations and Warranties.............54

     8.04     Absence of Breach of Tax Matters Agreement Representations
              and Warranties..................................................54
     8.05     Absence of Proceedings..........................................55
     8.06     Reorganization Transactions.....................................55
     8.07     Registration Rights Agreement...................................55
     8.08     Listing of GE Stock.............................................55
     8.09     MGM Closing.....................................................55
     8.10     Related Agreements..............................................55

9.   Covenants................................................................55

     9.01     Compliance with Conditions......................................55
     9.02     Compliance with HSR Act and Rules; Foreign Antitrust Laws.......55
     9.03     Records and Related Matters.....................................57
     9.04     Use of Bravo Marks..............................................58
     9.05     Salon.com.......................................................58
     9.06     Benefit of Contracts............................................59
     9.07     Confidentiality.................................................60
     9.08     Insurance.......................................................62
     9.09     Termination of Agreements.......................................62
     9.10     Magno Contract..................................................62
     9.11     BHC Convertible Preferred Stock.................................63

10.  Survival of Representations, Warranties, Covenants and Other Agreements;
     Indemnification..........................................................63

     10.01    Survival of Representations, Warranties, Covenants and Other
              Agreements......................................................63
     10.02    Indemnification by Cablevision..................................63
     10.03    Indemnification by NBC Holdings, NBC and GE Merger Sub..........65
     10.04    Third Party Claims..............................................66

11.  Further Assurances.......................................................68


12.  Closing..................................................................68

     12.01    Closing.........................................................68
     12.02    Termination.....................................................68

13.  Miscellaneous............................................................69

     13.01    Amendments; Waivers.............................................69
     13.02    Entire Agreement................................................69
     13.03    Binding Effect; Assignment......................................69
     13.04    Construction; Counterparts......................................69
     13.05    Notices.........................................................70
     13.06    Expenses of the Parties.........................................71
     13.07    Non-Recourse....................................................71

     13.08    Third Party Beneficiary.........................................71
     13.09    Governing Law; Choice of Forum; Waiver of Jury Trial............71
     13.10    Press Releases..................................................72
     13.11    Severability....................................................72



      EXHIBITS

      Exhibit A          -    2 Park Avenue Lease Assignment

      Exhibit B          -    GE Registration Rights Agreement

      Exhibit C          -    Film Exhibition Agreement

      Exhibit D          -    Reorganization Transactions

      Exhibit E          -    Transition Services Agreement

      Exhibit F          -    NBC Holdings Release

      Exhibit G          -    Cablevision Release

      Exhibit H          -    Amended RNC Letter Agreement

      Exhibit I          -    Transponder Lease Assignment

      Exhibit J          -    IFC Agreements

      Exhibit K          -    Cablevision Affiliation Agreement Amendment


      SCHEDULES

      Schedule 1.01      -    Knowledge of Cablevision/Knowledge of NBC

      Schedule 1.02      -    Related Agreements

      Schedule 1.03      -    Certain IFC Assets

      Schedule 2.04      -    Working Capital

      Schedule 2.04(f)   -    Preferred Stock Expense Amount

      Schedule 3.02      -    Consents and Approvals

      Schedule 3.03      -    Interests in Bravo Companies and Subsidiaries

      Schedule 3.04      -    Pro Forma Financial Statements

      Schedule 3.06      -    Leased Real Property

      Schedule 3.07      -    Noncompliance with Laws; Licenses

      Schedule 3.08      -    Intellectual Property

      Schedule 3.09      -    Listed Contracts

      Schedule 3.11      -    Company Benefit Plans

      Schedule 3.12      -    Legal Proceedings; Governmental Orders

      Schedule 3.14      -    Environmental Matters

      Schedule 3.15      -    Conduct out of Ordinary Course; Certain Changes

      Schedule 3.16      -    Insurance Policies

      Schedule 3.17      -    No Rights to Assets

      Schedule 3.18      -    Affiliate Transactions

      Schedule 3.20      -    Advertisers

      Schedule 3.21      -    Programming Agreements

      Schedule 3.23      -    Media Expenditures

      Schedule 4.02      -    NBC Consents

      Schedule 5.01      -    Non-ordinary Course Actions

      Schedule 5.05      -    Continuing Inter-company Contracts

      Schedule 9.06      -    Consents

                    AGREEMENT AND PLAN OF MERGER AND EXCHANGE

     This Agreement and Plan of Merger and Exchange is made and entered into as of November 4, 2002, by and between Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), Bravo Holding Corporation, a Delaware corporation ("BHC"), Bravo II Holding Corporation, a Delaware corporation ("B2HC"), Rainbow Media Group, LLC, a Delaware limited liability company ("RMG LLC"), National Broadcasting Company, Inc., a Delaware corporation ("NBC"), NBC-Rainbow Holding, Inc., a California corporation ("NBC Holdings"), and Applause Acquisition Corporation, a Delaware corporation ("GE Merger Sub") and a direct wholly-owned Subsidiary of General Electric Company, a New York corporation ("GE").

                                 R E C I T A L S

     WHEREAS, BHC and B2HC, each of which is an indirect wholly-owned Subsidiary of Cablevision, own, in the aggregate, an 80% partnership interest (the "Cablevision Bravo Interest") in Bravo Company ("Bravo"), a general partnership organized under New York law;

     WHEREAS, MGM Networks U.S. Inc., a Delaware corporation ("MGM Holdings") and a wholly-owned Subsidiary of Metro-Goldwyn-Mayer Inc. ("MGM"), owns a 20% partnership interest in Bravo (the "MGM Bravo Interest");

     WHEREAS, NBC Holdings owns 21,816,226 shares of Class A common stock (the "Cablevision Shares") of Cablevision and 1,562.25 shares of Class A common stock (the "RMHI Shares") of Rainbow Media Holdings, Inc. ("RMHI");

     WHEREAS, Cablevision, MGM Holdings, NBC and NBC Holdings wish to effect, and to have effected, the Reorganization Transactions (as hereinafter defined);

     WHEREAS, as part of the Reorganization Transactions, GE Merger Sub will be merged (the "B2HC Merger") with and into B2HC in a transaction in which the shareholder of B2HC receives shares of common stock, par value $.06 per share, of GE ("GE Common Stock");

     WHEREAS, at the time of the B2HC Merger, B2HC will own a partnership interest in Bravo (the "B2HC Bravo Interest");

     WHEREAS, as part of the Reorganization Transactions, Cablevision will cause RMHI to distribute to NBC Holdings all of the BHC Class B Stock in exchange for all of the RMHI Shares and BHC will, at the time of such transfer, own a partnership interest in Bravo (the "BHC Bravo Interest").

     WHEREAS, as part of the Reorganization Transactions, Cablevision will distribute to NBC Holdings all of the BHC Class A Stock in exchange for the

Cablevision Shares and BHC will, at the time of such transfer, own directly the BHC Bravo Interest;

     WHEREAS, Cablevision, RMHI, CSC Holdings, Inc., a Delaware corporation ("CSC Holdings"), RMG LLC, NBC Holdings, NBC and GE Merger Sub are entering into a Tax Matters Agreement (the "Tax Matters Agreement") simultaneously upon the execution of this Agreement; and

     WHEREAS, NBC Holdings, NBC, MGM Holdings and MGM have entered into a Purchase Agreement, dated as of the date hereof (the "MGM Agreement"), pursuant to which NBC Holdings will acquire the MGM Bravo Interest and MGM, MGM Holdings and Cablevision have entered into an Agreement dated as of the date hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.   Definitions.

     1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     2 Park Avenue Lease means the Lease, dated August 7, 2000, for the property at 2 Park Avenue, New York, NY between Two Park Company, as landlord, and Sterling Digital LLC, as tenant.

     2 Park Avenue Lease Assignment means the lease assignment pursuant to which the 2 Park Avenue Lease will be assigned by Sterling Digital LLC to NBC, effective as of the Closing, substantially in the form attached hereto as Exhibit A.

     Action means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court or Governmental Authority.

     Additional GE Shares means the shares of GE Common Stock, if any, issued pursuant to Sections 2.04 and 2.05.

     Adjusted Statement of Working Capital has the meaning set forth in Section 2.04(b)(ii).

     Adjustment Amount has the meaning set forth in Section 2.05(a).

     Adjustment Payment has the meaning set forth in Section 2.04(c).

     Advertising Inventory has the meaning set forth in Section 9.05.

     Affiliate of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. For all purposes hereof, none of the Cablevision Companies or the Companies shall be deemed to be an Affiliate of GE, NBC or NBC Holdings.

     Affiliation Agreements has the meaning set forth in Section 3.09(a)(iv).

     After-Tax Basis means that, in determining the amount of the payment necessary to indemnify a Cablevision Indemnified Party or an NBC Holdings Indemnified Party, as the case may be, against, or reimburse any such indemnified party for, Losses, the amount of such Losses shall be determined net of any reduction in Tax derived by the indemnified party as the result of incurring such Losses, and the amount of such indemnification payment shall be increased (i.e., "grossed up") by the amount necessary to satisfy any income or franchise Tax liabilities actually incurred by the indemnified party as a result of its receipt of, or right to receive, such indemnification payment (as so increased), whether such income or franchise Tax liabilities are incurred for the Tax year of receipt of (or right to receive) the indemnification payment or for a subsequent tax year for which a net operating loss carryover would otherwise have been available, so that the indemnified party is put in the same net after-Tax economic position as if it had not incurred such Losses; provided, however, that no indemnification payment shall be increased (i.e. "grossed up") by reason of the failure of any of the Reorganization Transactions to obtain the intended tax treatment (as described in Section 11(c) of the Tax Matters Agreement) as a result of the receipt of, or right to receive, any indemnification payment.

     Agreement means this Agreement and Plan of Merger and Exchange and the Exhibits and Schedules attached hereto.

     Aggregate Cablevision Share Value has the meaning set forth in Section 2.01(c).

     Aggregate GE Stock Consideration has the meaning set forth in Section 2.01(c).

     Aggregate RMHI Share Value has the meaning set forth in Section 2.01(c).

     Amended RNC Letter Agreement means the Letter Agreement, to be effective as of the Closing, between Rainbow Network Communications and Bravo amending the letter agreement, dated as of December 20, 2000, between Rainbow Network Communications and Bravo, substantially in the form attached hereto as Exhibit H.

     Asserted Claim has the meaning set forth in Section 10.04.

     Assets means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description owned by any of the Companies, including, without limitation, the Owned Intellectual Property.

     Average Cablevision Share Price has the meaning set forth in Section
2.01(c).

     Average GE Share Price has the meaning set forth in Section 2.01(c).

     Benefit Plans means all "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and all bonus, equity, incentive, deferred compensation, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements.

     BHC has the meaning set forth in the Preamble to this Agreement.

     BHC Bravo Interest has the meaning set forth in the Preamble to this Agreement.

     BHC Class A Stock means, after completion of step 3 of the Reorganization Transactions, all of the issued and outstanding Class A common stock, $0.01 par value per share, of BHC.

     BHC Class B Stock means, after completion of step 3 of the Reorganization Transactions, all of the issued and outstanding Class B common stock, $0.01 par value per share, of BHC.

     BHC Convertible Preferred Stock means, after completion of step 3 of the Reorganization Transactions, all of the Convertible Preferred Stock, $0.01 par value per share, of BHC.

     BHC Percentage means the percentage that (i) the BHC Bravo Interest (expressed as a percentage partnership interest in Bravo) as of the time of computation constitutes of (ii) 80%.

     BHC Shares means the BHC Class A Stock, BHC Class B Stock and BHC Convertible Preferred Stock.

     Bravo has the meaning set forth in the Preamble to this Agreement.

     Bravo Balance Sheets has the meaning set forth in Section 3.04(a).

     Bravo Financial Statements has the meaning set forth in Section 3.04(a).

     Bravo Income Statements has the meaning set forth in Section 3.04(a).

     Bravo Intercompany Indebtedness means the Indebtedness owing from any of the Companies to any of the Cablevision Companies.

     Bravo Interim Financial Statements has the meaning set forth in Section 3.04(a).

     Bravo Marks has the meaning set forth in Section 9.04.

     B2HC has the meaning set forth in the Preamble to this Agreement.

     B2HC Bravo Interest has the meaning set forth in the Preamble to this Agreement.

     B2HC Merger has the meaning set forth in the Preamble to this Agreement.

     B2HC Percentage means the percentage that (i) the B2HC Bravo Interest (expressed as a percentage partnership interest in Bravo) as of the time of computation constitutes of (ii) 80%.

     Business means the business of providing the Bravo program service, including, without limitation, producing or acquiring content, advertising sales and distribution, in each case as conducted as of the date hereof. The advertising sales agency function conducted by Rainbow Advertising Sales Corporation is not part of the Business.

     Business Day means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

     Cablevision has the meaning set forth in the Preamble to this Agreement.

     Cablevision Affiliation Agreement Amendment means the amendment to the affiliation agreement between Bravo and Cablevision, to be entered into as of the Closing, substantially in the form attached as Exhibit K.

     Cablevision Agreement Amount has the meaning set forth in Section 2.08(a).

     Cablevision Bravo Interest has the meaning set forth in the Preamble to this Agreement.

     Cablevision Common Stock means shares of Class A common stock, par value $0.01 per share, of Cablevision.

     Cablevision Companies means Cablevision and each of its Subsidiaries (other than the Companies).

     Cablevision Payment has the meaning set forth in Section 2.04(c)

     Cablevision Proprietary Information has the meaning set forth in Section 9.07(c).

     Cablevision SEC Reports means all forms, reports, statements, schedules and other documents filed with the SEC by Cablevision pursuant to the Exchange Act since December 31, 2001.

     Cablevision Shares has the meaning set forth in the Preamble to this Agreement or such other number or kind of securities as may result from (i) any of the events described in Section 2.06(b), or (ii) any exchanges not prohibited by the proviso to Section 5.03(b).

     Cablevision Valuation Period has the meaning set forth in Section 2.01(c).

     CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

     Certificate of Merger has the meaning set forth in Section 2.01(a)(ii).

     Claim has the meaning set forth in Section 5.01(j).

     Closing means the meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

     Closing Balance Sheet has the meaning set forth in Section 2.04(a).

     Closing Date means the date fixed for the Closing in accordance with
Section 12.01.

     Closing Statement of Working Capital has the meaning set forth in Section 2.04(a).

     Code means the Internal Revenue Code of 1986, as amended.

     Communications Act means the Communications Act of 1934, as amended, and the rules, regulations and written policies promulgated thereunder by the FCC, as in effect from time to time.

     Companies means BHC (and, after the Closing, the Surviving Corporation), B2HC and Bravo and each of their Subsidiaries (other than IFC and its Subsidiaries), and Company means any one of the Companies or a specified Company, as the case may be.

     Company Benefit Plans has the meaning set forth in Section 3.11(a).

     Company Material Adverse Effect means any change in, or effect on, any of the Companies that is materially adverse to the assets, liabilities, properties, business, financial condition or operations of the Companies, taken as a whole, other than any such change or effect resulting from changes in general economic or political conditions or legal, governmental or regulatory factors affecting Persons engaged in the cable television programming business generally, provided in each case that the Companies are not materially disproportionately affected as compared to other Persons engaged in the cable television programming business, by such changes or effects.

     Competitively Sensitive Bravo Information has the meaning set forth in
Section 9.07(b).

     Confidentiality Agreement means the Confidentiality Agreement dated September 5, 2002 between Cablevision and NBC.

     Contract means any written contract, mortgage, deed of trust, bond, indenture, lease, sublease, license, note, certificate, option, warrant, right, or other instrument, document, agreement or arrangement.

     CSC Holdings has the meaning set forth in the Preamble to this Agreement.

     DGCL means the General Corporation Law of the State of Delaware.

     DOJ means the United States Department of Justice.

     Effective Time has the meaning set forth in Section 2.01(a)(ii).

     Employees means (i) all current active employees of any of the Companies,
(ii) all employees of Cablevision and its Affiliates substantially all of whose time is dedicated to the Companies or the Business and (iii) all Transferred Employees.

     Encumbrances means any Lien or any lease, license, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     Environment means surface waters, groundwaters, soil, subsurface strata and ambient air.

     Environmental Laws means all Laws relating to the protection of the Environment, and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment thereunder, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.6901 et seq.; the Clean Water Act, 33 U.S.C.ss.ss.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 et seq.; the Clean Air Act, 42 U.S.C.ss.ss.7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.ss.300f et seq.; the Atomic Energy Act, 42 U.S.C.ss.ss.2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136 et seq.

     Environmental Permits has the meaning set forth in Section 3.14(a).

     ERISA means the Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

     ERISA Affiliate has the meaning set forth in Section 3.11(c).

     Exchanges means the exchanges provided for in Sections 2.02 and 2.03.

     Exchange Act means the United States Securities Exchange Act of 1934, as amended.

     FCC means the Federal Communications Commission or any successor entity.

     Film Exhibition Agreement means the agreement among Bravo, RMHI, IFC, American Movie Classics Company and WE: Women's Entertainment LLC, in the form of Exhibit C attached hereto, except for filling in blanks currently contained therein.

     Foreign Antitrust Law means any Law of a Governmental Authority outside the United States, its territories or possessions designed to prohibit, restrict or regulate actions for the purpose or with the effect of monopolization or restraint of trade.

     FTC means the Federal Trade Commission.

     GAAP means U.S. generally accepted accounting principles applied on a basis consistent with past practice.

     GE has the meaning set forth in the Preamble to this Agreement.

     GE Common Stock has the meaning set forth in the Preamble to this Agreement.

     GE Material Adverse Effect means any change in, or effect on, GE and its Subsidiaries that is materially adverse to the assets, liabilities, properties, business, financial condition or operations of GE and its consolidated Subsidiaries, taken as a whole, other than any such change or effect resulting from changes in general economic or political conditions or legal, governmental or regulatory factors affecting Persons engaged in businesses similar to GE's business generally, provided in each case that GE and its consolidated Subsidiaries are not materially disproportionately affected as compared to other Persons engaged in businesses similar to GE's business, by such changes or effects.

     GE Merger Sub has the meaning set forth in the Preamble to this Agreement.

     GE Registration Rights Agreement means the Registration Rights Agreement between Cablevision and GE, to be entered into at Closing, substantially in the form attached hereto as Exhibit B.

     GE SEC Reports means all forms, reports, statements, schedules and other documents filed with the SEC by GE pursuant to the Exchange Act since December 31, 2001.

     GE Shares has the meaning set forth in Section 2.01(b)(i).

     GE Valuation Period has the meaning set forth in Section 2.01(c).

     Governmental Authority means any United States federal, state, county, municipal, local or any non-U.S. or supranational government, regulatory or administrative authority, agency or commission.

     Hazardous Materials means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

     HSR Act and Rules means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

     HSR Report means the Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

     IFC means The Independent Film Channel LLC, a Delaware limited liability company.

     IFC Agreements means (i) the Letter Agreement among IFC Films LLC, IFC and Bravo, (ii) the Letter Agreement among IFC Productions I, LLC, IFC and Bravo,
(iii) the Letter Agreement among IFC Entertainment LLC, IFC and Bravo, (iv) the Letter Agreement between IFC and Bravo (Gotham Awards), (v) the Letter Agreement between IFC and Bravo (Independent Spirit Awards), (vi) the Letter Agreement between IFC and Bravo (2003 Cannes Film Festival), (vii) the Agreement between Rainbow Film Holdings LLC and Bravo, in each case subject to and effective as of the Closing, and (viii) the Letter License Agreement between IFC Entertainment LLC and IFC, substantially in the forms of Exhibit J-1 through J-8 attached hereto.

     IFC Assets means all assets owned or held on the date hereof by any of the Companies, including Contracts to which any of the Companies is a party, that are not used in the conduct of the Business and are used exclusively in the conduct of the business of IFC. IFC Assets shall include the $2.2 million receivable described in Schedule 1.03.

     IFC Liabilities means all Liabilities existing on, or arising after, the date hereof to the extent relating to, arising out of or resulting from any IFC Asset, and that portion of any Liabilities existing on, or arising after, the date hereof to the extent relating to, arising out of or resulting from the business and operations of IFC or, prior to the formation of IFC, The Independent Film Channel division of Bravo, including those arising out of any Contract to which any of the Companies is, or has at any time been, a party and the obligations under which have not been fully discharged, including the matters described in paragraph (c) of Schedule 3.12.

     Indebtedness means, with respect to any Person, (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed by such Person, and (g) all Indebtedness of other Persons referred to in clauses
(a) through (e) above secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. Notwithstanding the preceding sentence, "Indebtedness" under clause (a)(ii) of this definition is intended to cover arrangements that would be treated as debt for financial statement purposes because the counterparty to the arrangement is, in effect, providing the financing to allow the Person to have immediate access to, or use of, the property that is the subject of the Contract (for example, purchase money financing for tangible property or indebtedness owed to a seller in connection with the purchase of a business). It is not intended to encompass the remaining obligations (financial or otherwise) under Contracts or other commercial arrangements where payments are required to be made by the Person over time and the benefits to the Person under the Contract continue to flow to such Person (such as license, programming and affiliation agreements). In addition, notwithstanding the foregoing, for all purposes of this Agreement, "Indebtedness" shall not include the transponder lease identified on Schedule 3.09(a)(vi).

     Indemnitee has the meaning set forth in Section 10.04.

     Indemnitor has the meaning set forth in Section 10.04.

     Intellectual Property means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, Internet domain names, trade dress, logos, trade names, and other distinctive source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, and (iv) other similar types of proprietary intellectual property.

     Interests has the meaning set forth in Section 3.03(a).

     IRS means the Internal Revenue Service.

     Judgment means any judgment, writ, order, injunction, award, stipulation or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any Governmental Authority.

     Key Affiliation Agreement Terms shall mean the following terms of an Affiliation Agreement: (A) rates and other payment terms, (B) channel position,
(C) marketing support, (D) delete rights, (E) MFNs, (F) MFNs on MFNs, (G) program definitions, (H) advertising buys, (I) after-acquired systems, and (J) divested systems, and other matters that are material to the underlying Contract.

     Knowledge of Cablevision or Cablevision's knowledge means the actual knowledge of any of the Persons who are listed on Schedule 1.01(a).

     Knowledge of NBC or NBC Holdings or Known to NBC or NBC Holdings means the actual knowledge of any of the Persons who are listed on Schedule 1.01(b).

     Law means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

     Leased Real Property means all Real Property leased by a Company, as tenant, from any Person that is not an Affiliate, and the Real Property leased pursuant to the 2 Park Avenue Lease.

     Liabilities means any and all debts, liabilities to pay money and obligations to pay money, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Judgment and those arising under any contract, agreement, arrangement, commitment or undertaking. For the avoidance of doubt, the term Liabilities is not intended to include obligations of a Person to perform under or comply with any Law, Action, Judgment or Contract (in each case, other than an obligation to pay money) but would include such obligations if there has been a default or failure to perform or comply by such Person with any such obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

     Licensed Intellectual Property means all Intellectual Property rights licensed to any of the Companies.

     Licenses has the meaning set forth in Section 3.07(b).

     Liens means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens but not including liens for taxes not yet due and payable), charge or encumbrance.

     Listed Contract has the meaning set forth in Section 3.09(a).

     Losses has the meaning set forth in Section 10.02(a).

     Magno has the meaning set forth in Section 9.10.

     Magno Agreement has the meaning set forth in Section 9.10.

     Magno Rights has the meaning set forth in Section 9.10.

     Media Plan has the meaning set forth in Section 3.23.

     MFN means for purposes of this Agreement a provision in an Affiliation Agreement (the "Subject Affiliation Agreement") which provides that if one or more Persons not a party to the Subject Affiliation Agreement are party to an Affiliation Agreement under which such Person or Persons have any other more favorable Key Affiliation Agreement Terms than are contained in such Subject Affiliation Agreement, then one or more of the Key Affiliation Agreement Terms of the Subject Affiliation Agreement will be replaced with or modified to reflect the more favorable terms or conditions in such Affiliation Agreement, as applicable.

     MGM has the meaning set forth in the Preamble to this Agreement.

     MGM Agreement has the meaning set forth in the Preamble to this Agreement.

     MGM Bravo Interest has the meaning set forth in the Preamble to this Agreement.

     MGM Holdings has the meaning set forth in the Preamble to this Agreement.

     MVPDs has the meaning set forth in Section 3.09(a)(iv).

     NBC has the meaning set forth in the Preamble to this Agreement.

     NBC Holdings has the meaning set forth in the Preamble to this Agreement.

     NBC Holdings Indemnified Party has the meaning set forth in Section
10.03(a).

     NBC Material Adverse Effect means any material adverse effect on NBC Holdings' or NBC's ability to consummate any of the transactions contemplated hereby, including the Reorganization Transactions to which it or its Affiliates is a party.

     NBC Registration Rights Agreement has the meaning set forth in Section
9.09.

     Noted Listed Contracts has the meaning set forth in Section 3.09(b).

     NYSE means the New York Stock Exchange.

     Objection has the meaning set forth in Section 2.04(b)(ii).

     Outside Date has the meaning set forth in Section 12.01.

     Owned Intellectual Property means all Intellectual Property owned by any of the Companies. For the avoidance of doubt, Owned Intellectual Property excludes Licensed Intellectual Property.

     Owned Tangible Personal Property means the tangible personal property set forth on Schedule 3.06.

     Permitted Encumbrances means those Encumbrances, if any, which do not materially detract from the value of the tangible property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the Companies' business, and which do not, in the aggregate, have a Company Material Adverse Effect.

     Person means any natural person, Governmental Authority, corporation, general or limited partner, partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

     Programming Agreements has the meaning set forth in Section 3.09(a)(i).

     Real Property means all parcels and tracts of land and all buildings, structures, fixtures and improvements located on such land, including those under construction and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land.

     Related Agreements means, collectively, each of the agreements listed on
Schedule 1.02.

     Release means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

     Reorganization Transactions means the transactions set forth in Exhibit D to this Agreement.

     Representatives has the meaning given to it in Section 9.07(b).

     RMG LLC has the meaning set forth in the Preamble to this Agreement.

     RMHI has the meaning set forth in the Preamble to this Agreement.

     RMHI Common Stock means shares of Class A common stock, par value $0.01 per share, of RMHI.

     RMHI Shares has the meaning set forth in the Preamble to this Agreement or such other number or kind of securities as may result from (i) any of the events described in Section 2.06(c), or (ii) any exchanges not prohibited by the proviso to Section 5.03(b).

     Salon.com Stock Purchase Agreement has the meaning set forth in Section
9.05.

     SEC means the Securities and Exchange Commission.

     Securities Act means the United States Securities Act of 1933, as amended.

     Settled Carriage Payments means payments made by Bravo after the date hereof and prior to the Closing with respect to subscriber launches after the date hereof and prior to the Closing relating to "cash-for-carriage offers" outstanding on the date hereof which give rise to an asset or a reduction in a liability that, in each case, would not have been reflected on a balance sheet of Bravo as of the date hereof. For avoidance of doubt, only "cash-for-carriage" payments shall be included in the Settled Carriage Payments and other forms of marketing support shall be excluded therefrom.

     Software means computer software, computer programs and electronic databases, including Internet web sites of the Business (as such items have been updated, corrected, enhanced, replaced and modified), and all documentation related thereto.

     Stockholders' Agreement has the meaning set forth in Section 9.09.

     Subject Affiliation Agreement has the meaning given to it in the definition of MFN.

     Subleased Real Property means the Real Property leased or owned by any Cablevision Company, a portion of which is leased, subleased, shared or otherwise allocated to the Business, as tenant.

     Subsidiary of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of the partnership, (iii) a limited liability company of which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of the company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     Surviving Corporation means B2HC as the surviving corporation in the B2HC Merger.

     Tax shall have the meaning ascribed to it in the Tax Matters Agreement.

     Tax Matters Agreement has the meaning set forth in the Preamble to this Agreement.

     Time Warner Affiliation Agreement means the Affiliation Agreement between Cablevision and Time Warner Cable, a division of Time Warner Entertainment Company, LP, dated as of December 22, 1994, as amended December 19, 2000 and April 27, 2001.

     Trading Price has the meaning set forth in Section 2.01(c).

     Transaction Value means $1,000,000,000.

     Transferred Employees has the meaning assigned thereto in a separate writing entered into between the parties on the date hereof expressly referring to Section 13.02.

     Transition Services Agreement means the Transition Services Agreement between Cablevision and Bravo, substantially in the form attached hereto as Exhibit E.

     Transponder Lease Assignment means the Assignment and Assumption Agreement, to be effective as of the Closing, between Rainbow Network Communications and Bravo, assigning an Agreement dated July 31, 1991, as amended, between GE Americom Communications, Inc. and Rainbow Network Communications, substantially in the form attached hereto as Exhibit I.

     Working Capital means, with respect to the Companies, calculated in each case on a pro forma basis to exclude IFC and its Subsidiaries (including the IFC Assets and the IFC Liabilities), the balance of the following items as reflected on the Closing Statement of Working Capital or the Adjusted Statement of Working
Capital: the sum of all current assets (other than cash) reduced by the sum of all current liabilities. The guidelines to be followed in the computation of Working Capital are set forth on Schedule 2.04.

     1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation;"

          (d)  reference to a gender includes the other gender;

          (e) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented;

          (h) references to a Person are also to its permitted successors and assigns;

          (i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise; and

          (j) references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

2.   The Merger and the Exchanges.

     2.01 The Merger.

          (a)  The B2HC Merger.

               (i) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, GE Merger Sub shall be merged with and into B2HC with B2HC surviving, and the separate corporate existence of GE Merger Sub shall thereupon cease.

               (ii) Simultaneous with the Closing, the parties shall cause a Certificate of Merger with respect to the B2HC Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The B2HC Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the

          "Effective Time"). From and after the Effective Time, B2HC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of B2HC and of GE Merger Sub, all as provided under the DGCL.

          (b) GE Shares. At the Effective Time, as a result of the B2HC Merger and without any action on the part of any holder of capital stock of GE Sub or B2HC:

               (i) all of the issued and outstanding capital stock of B2HC immediately prior to the Effective Time will be converted into and exchanged for that number of shares (the "GE Shares") of GE Common Stock equal to the quotient (rounded up to the nearest whole number) of (A) the Aggregate GE Stock Consideration and (B) the Average GE Share Price; and

               (ii) all of the capital stock of GE Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of capital stock of B2HC and B2HC will become a wholly owned subsidiary of GE.

          (c)  For purposes of this Agreement:

     Aggregate Cablevision Share Value means the number of Cablevision Shares exchanged by NBC pursuant to Section 2.03 hereof multiplied by the Average Cablevision Share Price.

     Aggregate GE Stock Consideration means an amount equal to the Transaction Value minus the sum of (i) the Aggregate Cablevision Share Value and (ii) the Aggregate RMHI Share Value.

     Aggregate RMHI Share Value means the Average Cablevision Share Price multiplied by the product of (A) the number of RMHI Shares exchanged by NBC pursuant to Section 2.02 hereof and (B) 20,088.60724.

     Average Cablevision Share Price means the arithmetic average of the Trading Prices of shares of Cablevision Common Stock during the Cablevision Valuation Period; provided, however, that, notwithstanding the actual average of the Trading Prices of shares of Cablevision Common Stock as calculated in the manner described above, the Average Cablevision Share Price shall not be less than $8.43 or exceed $12.64.

     Average GE Share Price means the arithmetic average of the Trading Prices of shares of GE Common Stock during the GE Valuation Period.

     Cablevision Valuation Period means the twenty (20) consecutive trading days on the NYSE through and including the date ending two (2) trading days prior to the Closing

Date (e.g., if the Closing Date is December 20, the Average Cablevision Share Price would be calculated by determining the average of the Trading Prices of shares of Cablevision Common Stock for the twenty (20) consecutive trading days ending on December 18, assuming that the NYSE is open for trading on each day from and including December 18 through December 20).

     GE Valuation Period means the ten (10) consecutive trading days on the NYSE through and including the date ending two (2) trading days prior to the Closing Date (e.g., if the Closing Date is December 20, the Average GE Share Price would be calculated by determining the average of the Trading Prices of shares of GE Common Stock for the ten (10) consecutive trading days ending on December 18, assuming that the NYSE is open for trading on each day from and including December 18 through December 20).

     Trading Price on any trading day shall mean the volume weighted average of the reported per share prices at which transactions in GE Common Stock or Cablevision Common Stock, as the case may be, are executed on the NYSE during such trading day (weighted based on the number of shares of GE Common Stock traded or the number of shares of Cablevision Common Stock traded, as the case may be), as such weighted average price appears on the Bloomberg screen "Volume at Price" page for GE Common Stock or Cablevision Common Stock, as the case may be.

          (d) Directors and Officers of Surviving Corporation. At the Effective Time, the directors and officers of GE Merger Sub shall be the directors and officers of the Surviving Corporation.

          (e) Surrender and Payment. Upon surrender for cancellation at the Closing of certificates formerly representing capital stock of B2HC, GE will deliver to RMG LLC or its nominees the GE Shares referred to in
     Section 2.01(b) registered in such names and denominations as RMG LLC shall reasonably request. After the Effective Time and until so surrendered, the capital stock of B2HC shall represent for all purposes only the right to receive the GE Shares.

          (f) Charter of Surviving Corporation. The certificate of incorporation of GE Merger Sub in effect at the Effective Time, will, from and after the Effective Time, be the certificate of incorporation of B2HC until amended in accordance with its terms and the DGCL.

          (g) By-laws of Surviving Corporation. The by-laws of GE Merger Sub in effect at the Effective Time will, from and after the Effective Time, be the by-laws of B2HC, until amended in accordance with their terms and the DGCL.

     2.02 The RMHI Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and as part of the Reorganization Transactions, Cablevision shall cause RMHI to distribute to NBC Holdings all of the BHC Class B Stock and NBC Holdings shall deliver or cause to be delivered to RMHI in exchange the

RMHI Shares (less any RMHI Shares that have been exchanged for Cablevision Shares prior to the Closing), in each case free and clear of any Encumbrances.

     2.03 The Cablevision Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, and as part of the Reorganization Transactions, Cablevision shall distribute to NBC Holdings all of the BHC Class A Stock and NBC Holdings shall deliver or cause to be delivered to Cablevision in exchange the Cablevision Shares (plus any Cablevision Shares that have been received in exchange for RMHI Shares prior to the Closing), in each case free and clear of any Encumbrances.

     2.04 Working Capital Adjustment. (a) As promptly as practicable, but in any event within 90 calendar days following the Closing Date, Cablevision shall prepare, cause to be audited by KPMG LLP and deliver to NBC Holdings (i) a combined consolidated balance sheet (the "Closing Balance Sheet") of the Companies as of the Closing Date (after giving effect to the Reorganization Transactions described in Part I of Exhibit D), and (ii) a statement derived from the Closing Balance Sheet setting forth the calculation of the combined consolidated Working Capital of the Companies (giving effect to the common control of Bravo by BHC and B2HC) as of the Closing Date (after giving effect to the Reorganization Transactions described in Part I of Exhibit D) (the "Closing Statement of Working Capital") accompanied by an audit report of KPMG LLP. The Closing Balance Sheet shall (i) fairly present in all material respects the combined consolidated financial position of the Companies as of the Closing Date (after giving effect to the Reorganization Transactions described in Part I of Exhibit D), (ii) include line items substantially consistent with the Bravo Interim Financial Statements, and (iii) be prepared in accordance with GAAP. The Closing Statement of Working Capital shall be derived from the Closing Balance Sheet and shall be prepared in accordance with the guidelines set forth on
Schedule 2.04.

          (b) (i) Subject to clause (ii) of this Section 2.04(b), the Closing Balance Sheet and the Closing Statement of Working Capital delivered by Cablevision to NBC Holdings shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

               (ii) NBC may dispute any amounts reflected on the Closing Balance Sheet and the Closing Statement of Working Capital, but only on the basis that the amounts reflected on the Closing Balance Sheet or the Closing Statement of Working Capital, as the case may be, were not arrived at in a manner consistent with Section 2.04(a); provided, however, that NBC shall have notified Cablevision in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute (the "Objection") within 30 Business Days of receipt of the Closing Balance Sheet and the Closing Statement of Working Capital from Cablevision; provided, further, however, that any items not disputed within such 30 Business Day period shall be final and binding on the parties. In the event of such a dispute,

          NBC and Cablevision shall attempt to reconcile their disagreements, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If NBC and Cablevision are unable to resolve all of their disagreements with respect to the Closing Balance Sheet or the Closing Statement of Working Capital, as the case may be, within 30 Business Days following Cablevision's receipt of the Objection, the parties shall submit the items remaining in dispute for resolution to an audit partner at KPMG LLP who is jointly selected by the Cablevision audit partner at KPMG LLP and the GE audit partner at KPMG LLP, which jointly-selected KPMG LLP audit partner shall, within 30 Business Days after such submission, report to NBC and Cablevision as to whether the Closing Balance Sheet and the Closing Statement of Working Capital should be adjusted or revised in light of the Objection, and such written report shall be final, binding and conclusive on NBC and Cablevision. The fees and disbursements of KPMG LLP (i) incurred in connection with the audit of the Closing Balance Sheet and the Closing Statement of Working Capital shall be borne 50% each by Cablevision and NBC; and (ii) incurred in connection with the resolution of any dispute thereof shall be allocated between Cablevision and NBC in the same proportion that the aggregate amount of any disputed items submitted to the independent audit partner of KPMG LLP that are unsuccessfully disputed (as finally determined by KPMG LLP) bears to the total amount of any disputed items so submitted. The "Adjusted Statement of Working Capital" shall be (A) the Closing Statement of Working Capital in the event that (x) no Objection is delivered to Cablevision during the 30 Business Day period specified above or (y) NBC and Cablevision so agree during such 30 Business Day period; (B) the Closing Statement of Working Capital as adjusted in accordance with the Objection, in the event that the Objection is timely delivered to Cablevision and (x) Cablevision does not respond to the Objection within the 30 Business Day period following receipt by Cablevision of the Objection or (y) NBC and Cablevision so agree during such 30 Business Day period; or (C) the Closing Statement of Working Capital, as adjusted by either (x) the agreement of NBC and Cablevision or (y) the independent audit partner of KPMG LLP.

          (c) If the Working Capital amount on the Adjusted Statement of Working Capital is less than $15.2 million, then Cablevision shall pay an amount equal to 80% of the difference between $15.2 million and such Working Capital Amount to BHC or B2HC in accordance with Section 2.04(d) (the amount equal to 80% of such difference is hereinafter referred to as the "Cablevision Payment"). If the Working Capital amount on the Adjusted Statement of Working Capital is greater than $25.2 million, then an amount equal to 80% of the difference between such Working Capital Amount and $25.2 million shall be paid to Cablevision in accordance with Section 2.04(d) (the amount equal to 80% of such difference is hereinafter referred to as the "Adjustment Payment"). If the

     Working Capital Amount on the Adjusted Statement of Working Capital is equal to or greater than $15.2 million and equal to or less than $25.2 million, no payment shall be made under Section 2.04(d).

          (d) Within 10 Business Days following the final determination of the Adjusted Statement of Working Capital pursuant to Section 2.04(b), the Adjustment Payment, if any, or the Cablevision Payment, if any, payable pursuant to Section 2.04(c) shall be paid as follows:

               (i)  as to B2HC:

                    (A) any Adjustment Payment shall be made by NBC causing the Surviving Corporation to deliver or cause to be delivered to RMG LLC, at the election of Cablevision, as specified in a notice delivered by Cablevision to NBC not later than the close of business on the third Business Day prior to the payment date, (1) cash in an amount equal to the B2HC Percentage multiplied by the Adjustment Payment, or (2) that number of shares of GE Common Stock equal to the quotient (rounded to the nearest whole number) of (y) the B2HC Percentage multiplied by the Adjustment Payment and (z) the Trading Price of the GE Common Stock on the second Business Day prior to the payment date, or (3) any combination of such cash and such shares of GE Common Stock.

                    (B) Any Cablevision Payment shall be made by Cablevision making, or causing to be made, a payment in cash to, or as directed by, the Surviving Corporation in an amount equal to the B2HC Percentage multiplied by the Cablevision Payment.

               (ii) as to BHC:

                    (A) any Adjustment Payment shall be made by NBC causing BHC to deliver to RMG LLC cash in an amount equal to the BHC Percentage multiplied by the Adjustment Payment.

                    (B) Any Cablevision Payment shall be made by Cablevision making, or causing to be made, a payment in cash to, or as directed by, BHC in an amount equal to the BHC Percentage multiplied by the Cablevision Payment.

          (e) Cablevision and NBC Holdings agree that, following the Closing Date, they each will cooperate with and make available to the other and KPMG LLP, during normal business hours, all books and records, information and employees (without substantial disruption of employment) that are necessary or useful in connection with the preparation and final determination of the Objection, the Closing Balance Sheet or the Adjusted Statement of Working Capital.

          (f) At Closing, Cablevision shall pay to BHC an amount in cash equal to the "Preferred Stock Expense Amount" described in Schedule 2.04(f) and BHC shall record such amount as a contribution to capital.

     2.05 Adjustment for Payments under Affiliation Agreements.

          (a) Not less than two Business Days prior to Closing, Cablevision shall deliver to NBC Holdings a report setting forth, and there shall be paid as provided in Section 2.05(b) an amount equal to, the Settled Carriage Payments. The amount paid, if any, by BHC and the Surviving Corporation shall be subject to Objection and adjusted as part of the procedures by which the Adjusted Statement of Working Capital is finally determined. If the resolution of an Objection results in a reduction of the Settled Carriage Payments from the amount paid at Closing, Cablevision shall make cash payments to BHC and B2HC equaling, in the aggregate, the amount of such difference. BHC and B2HC shall record such amount as a contribution to capital. The payment shall be made within 10 Business Days following resolution of the Objection.

          (b) On the Closing Date, an amount equal to the amount set forth on the report delivered pursuant to Section 2.05(a), if any, shall be paid by BHC and B2HC as follows:

               (i) As to B2HC, by NBC causing the Surviving Corporation to deliver or cause to be delivered to RMG LLC, at the election of Cablevision as specified in a notice delivered by Cablevision to B2HC, BHC and NBC not later than the close of business on the third Business Day prior to the Closing Date, (A) cash in an amount equal to the B2HC Percentage multiplied by 80% of the Settled Carriage Payments, or (B) that number of shares of GE Common Stock equal to the quotient (rounded to the nearest whole number) of (y) the B2HC Percentage multiplied by 80% of the Settled Carriage Payments and (z) the Average GE Share Price, or (C) any combination of such cash and such shares of GE Common Stock.

               (ii) As to BHC, by NBC causing BHC to deliver or cause to be delivered to RMG LLC cash in an amount equal to the BHC Percentage multiplied by 80% of the Settled Carriage Payments.

     2.06 Adjustments to Prevent Dilution.

          (a) If GE should split or combine the GE Common Stock or pay a stock dividend or other stock distribution in GE Common Stock or otherwise effect any transaction or announce its intention to do any of the foregoing that changes the GE Common Stock into any other securities or make any other dividend or distribution on the GE Common Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time in the ordinary course consistent with past practice), and the record date applicable to such event occurs during the GE Valuation Period or after the GE Valuation Period and prior to the Closing Date or date of delivery, as applicable, then the Average GE Share Price will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution.

          (b) If Cablevision should split or combine the Cablevision Common Stock or pay a stock dividend or other stock distribution in Cablevision Common Stock or otherwise effect any transaction or announce its intention to do any of the foregoing that changes the Cablevision Common Stock into any other securities or make any other dividend or distribution on the Cablevision Common Stock, and the record date applicable to such event occurs after the date hereof and prior to the Closing, then the Average Cablevision Share Price (including the dollar amounts described therein) will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution.

          (c) If RMHI should split or combine the RMHI Common Stock or pay a stock dividend or other stock distribution in RMHI Common Stock or otherwise effect any transaction or announce its intention to do any of the foregoing that changes the RMHI Common Stock into any other securities or make any other dividend or distribution on the RMHI Common Stock, and the record date applicable to such event occurs after the date hereof and prior to the Closing, then clause (B) of the definition of the Aggregate RMHI Share Value will be appropriately adjusted to reflect such split, combination, transaction, dividend or other distribution.

     2.07 Possible Restructuring; Payment in GE Shares.

          (a) If in completing Step 7 of the Reorganization Transactions it is determined that clause (b) of Step 7 applies and that the value of the demand promissory notes and the B2HC Bravo Interest, if any, to be distributed to RMG LLC represents more than 10% of the value of B2HC, then the parties shall work to restructure the transactions contemplated under
     Section 2.01 to be exempt under Section 368(a)(1)(B) of the Code.

          (b) To the extent that the parties agree that any Adjustment Payment, Adjustment Amount, Cablevision Agreement Amount or indemnification payment hereunder paid by NBC, NBC Holdings, GE Merger Sub, BHC or the Surviving Corporation would, if paid in cash, cause the acquisition of B2HC to fail to qualify as a reorganization under Section 368(a) of the Code, such payment shall be made instead in the form of GE Shares valued at the Trading Price of the GE Common Stock on the second Business Day prior to the payment date.

     2.08 Payment to Cablevision.

          (a) In consideration of the execution and delivery by Cablevision of the Cablevision Affiliation Agreement, NBC shall cause to be paid to Cablevision $20.2 million (the "Cablevision Agreement Amount") on the Closing Date:

          (b) The amount payable pursuant to this Section 2.08 shall be paid by BHC and B2HC as follows:

               (i) As to B2HC, by NBC causing to be delivered to Cablevision, at the election of Cablevision as specified in a notice delivered by Cablevision to B2HC and NBC not later than the close of business on the third Business Day prior to the Closing Date, (A) cash in an amount equal to the B2HC Percentage multiplied by the Cablevision Agreement Amount, or (B) that number of shares of GE Common Stock equal to the quotient (rounded to the nearest whole number) of (y) the B2HC Percentage multiplied by the Cablevision Agreement Amount and (z) the Average GE Share Price, or (C) any combination of such cash and such shares of GE Common Stock.

               (ii) As to BHC, by NBC causing BHC to deliver or cause to be delivered to Cablevision cash in an amount equal to the BHC Percentage multiplied by the Cablevision Agreement Amount.

3.   Representations and Warranties of Cablevision.

     To induce GE Merger Sub, NBC and NBC Holdings to enter into this Agreement, Cablevision represents and warrants to GE Merger Sub, NBC and NBC Holdings as follows:

     3.01 Organization and Authority.

          (a) Cablevision is a corporation duly organized, validly existing and in good standing under the DGCL. Cablevision is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Cablevision has heretofore delivered or made available to NBC Holdings true and complete copies of the certificate of incorporation and by-laws of Cablevision, as in effect at all times relevant to the Agreement.

          (b) Each of the Companies is duly organized, validly existing and, in the case of each of the Companies that are corporations, is in good standing under the DGCL and has all power and authority necessary to carry on its business as now conducted. Each of the Companies is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and correct copies of the organizational documents of each of the Companies, each as in effect on the date hereof, have been delivered or made available to NBC Holdings.

     3.02 Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 3.02, each of the Cablevision Companies and the Companies has all requisite power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, to approve, adopt and consummate the transactions contemplated hereby and thereby, including the Reorganization Transactions to which it is a party and to perform its obligations hereunder and thereunder. Cablevision has duly taken all corporate and shareholder actions necessary to authorize the execution, delivery and performance of this Agreement, the Reorganization Transactions to which it is a party and the Related Agreements to which it is a party. Each of the Cablevision Companies (other than Cablevision) and each of the Companies, prior to the Closing Date, will duly take all corporate and shareholder actions necessary to authorize the execution, delivery and performance of the Related Agreements and the Reorganization Transactions to which it is a party. Without limiting the foregoing, any and all actions of the directors and stockholders of Cablevision required to approve and adopt this Agreement and the Related Agreements to which Cablevision is a party have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of Cablevision is required in order to permit (x) the consummation of the transactions contemplated hereby and thereby, including the Reorganization Transactions to which it or any of its Affiliates is a party, or (y) Cablevision to perform its other obligations hereunder or thereunder. This Agreement has been, and upon their execution each of the Related Agreements will be, duly executed and delivered by each of the Cablevision Companies and the Companies, to the extent that each such Person is a party hereto or thereto and, except as noted on Schedule 3.02, this Agreement is, and each of the Related Agreements to which a Cablevision Company or a Company is a party will be, the valid and binding obligation of such Person enforceable against it in accordance with its terms, except as such enforceability may be affected by Laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

          (b) No Breach or Violation. Subject only to obtaining the consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement and the Related Agreements to which any Cablevision Company or Company is a party do not, and will not, (i) conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of any Cablevision Company or Company that is a party to this Agreement or such a Related Agreement, (ii) conflict with or violate any Law or Judgment applicable to any Cablevision Company or Company that is a party to this Agreement or such a Related Agreement or any of their respective businesses or the Assets, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the BHC Shares or any Lien on the Assets pursuant to, any Contract (including, for purposes of this Section 3.02(b), Contracts that are not evidenced by a writing) to which any Cablevision Company or Company is a party or by which any of their respective assets are bound or affected, except, in the case of clauses (ii) or (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) Required Consents. Other than the notification requirements of the HSR Act and Rules, the filing of the Certificate of Merger with the Secretary of State of Delaware and except for the Persons, or the parties to Contracts, listed in Schedule 3.02, there is no Person whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance by any Cablevision Company or any Company of this Agreement and the Related Agreements to which such Person is a party or the consummation by them of the transactions contemplated hereby and thereby, except where failure to obtain such consent or approval or failure to make such filing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.03 Interests; Subsidiaries.

          (a) Schedule 3.03 hereto sets forth a list of all of the equity interests in each of the Companies (the "Interests") before and after giving effect to the Reorganization Transactions. Except as set forth on
     Schedule 3.03, there are no voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of the Interests. There is outstanding no subscription, option, warrant, conversion right, preemptive right, call or other agreement or commitment of any character relating to the capital stock or equity interests of any of the Companies or obligating any of the Companies or any of the

     Cablevision Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Interests, or any securities exchangeable for or convertible into Interests, or obligating any Cablevision Company or any of the Companies to grant, extend or enter into any such agreement or commitment. None of the issued and outstanding Interests was issued in violation of any preemptive rights of any third party. All of the outstanding Interests in each Company that is a corporation are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.03, there are no outstanding obligations of Cablevision or its Affiliates to repurchase, redeem or otherwise acquire any of the Interests and there are no outstanding obligations of the Companies to make any investment (in the form of a loan (other than extensions of trade credit and advances to employees in the ordinary course of business), capital contribution or purchase of equity securities) in any other Person (other than another Company). Except as set forth in Schedule 3.03, the Interests constitute all of the issued and outstanding interests in the Companies and are owned of record and beneficially by a Cablevision Company or a Company free and clear of all Encumbrances.

          (b) Immediately prior to the Closing, RMHI will have good and valid title to the B2HC Shares and the BHC Class B Stock free and clear of all Encumbrances and Cablevision will have good and valid title to the BHC Class A Stock free and clear of all Encumbrances and, upon delivery to NBC Holdings in the Exchanges, good and valid title to the BHC Shares, respectively, free and clear of all Encumbrances, will pass to NBC Holdings.

          (c) Immediately prior to the Exchanges, BHC will have good and valid title to the BHC Bravo Interest and immediately prior to the B2HC Merger, B2HC will have good and valid title to the B2HC Bravo Interest, in each case free and clear of all Encumbrances.

          (d) Schedule 3.03 lists for each of the Companies: the number and par value of the shares of capital stock, or the nature and amount of any outstanding partnership or equity interests in, each of the Companies; the current ownership of the issued and outstanding shares or other partnership or equity interests of each Company; and the jurisdiction of incorporation or organization of each Company. Other than as set forth in Schedule 3.03, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Companies own, of record or beneficially, any direct or indirect equity interest or any right or obligation (contingent or otherwise) to acquire the same.

     3.04 Financial Statements.

          (a) Attached on Schedule 3.04 are true and complete copies of the pro forma consolidated statements of income of Bravo for the years ending December 31, 2001, 2000 and 1999 (the "Bravo Income Statements") and pro forma balance sheets of Bravo as of each such date (the "Bravo Balance Sheets" and, together with the Bravo Income Statements, the "Bravo Financial Statements"). The Bravo Financial Statements (x) were prepared in accordance with GAAP consistently applied except for certain items set forth on Schedule 3.04 that would require reclassification and certain expenses as described in the footnotes to the Bravo Financial Statements or in Schedule 3.04 and (y) present fairly in all material respects the results of its operations for the periods then ended and its financial condition as of each such date, as applicable. Cablevision has also provided to NBC Holdings a pro forma balance sheet of Bravo as of June 30, 2002 and a pro forma income statement of Bravo for the six months ended June 30, 2002 (the "Bravo Interim Financial Statements"). The Bravo Interim Financial Statements were prepared in accordance with GAAP consistently applied in all material respects with the Bravo Financial Statements, subject to normal year-end adjustments (which are not expected to be material in amount) and present fairly in all material respects the financial position and results of operations of Bravo as at the dates and for the period indicated.

          (b) None of the Companies has any Liabilities required to be recorded on a financial statement prepared in accordance with GAAP (including in the notes thereto), other than Liabilities (i) reflected or reserved on the June 30, 2002 balance sheet forming part of the Bravo Interim Financial Statements, (ii) set forth in Schedule 3.04 or (iii) incurred since June 30, 2002 in the ordinary course of business, consistent with past practice, of the Companies and which, either individually or in the aggregate, do not and would not reasonably be expected to have a Company Material Adverse Effect. To the extent required by GAAP, reserves are reflected on the June 30, 2002 balance sheet forming part of the Bravo Interim Financial Statements against the Liabilities of the Companies in amounts established on a basis consistent with the past practices of the Companies and in accordance with GAAP.

          (c) Any description of Bravo in (i) the Cablevision SEC Reports did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Cablevision SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presented the consolidated financial position, results of operations and cash flows of Cablevision and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP applied on a consistent basis (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (d) Except as set forth on Schedule 3.04, all accounts payable and accounts receivable between any of the Companies, on the one hand, and any one or more of the Cablevision Companies, on the other hand, will have been collected or paid prior to the Closing.

          (e) As of the Closing and after giving effect to the Reorganization Transactions and other contemporaneous transactions occurring on the Closing Date, (i) BHC and B2HC will have no Liabilities other than (x) contingent Liabilities that arise as a result of Liabilities of Bravo for which BHC or B2HC have liability by virtue of their status as general partners of Bravo, (y) contingent Liabilities arising under this Agreement or the Related Agreements, if applicable, and (z) Liabilities in respect of accrued but not currently payable franchise taxes; (ii) BHC and B2HC will have no assets except for the Cablevision Bravo Interest and their rights under this Agreement and the Related Agreements; and (iii) the Companies will have no Indebtedness.

     3.05 Accounts Receivable. All of the accounts receivable of Bravo reflected on the balance sheet included in the Bravo Interim Financial Statements were properly recorded in accordance with GAAP (subject to related reserves and allowances on a basis consistent with past practice). This representation does not constitute an assurance as to the collectibility of any account receivable of Bravo.

     3.06 Properties; Owned Tangible Personal Property.

          (a) The Companies do not own any Real Property.

          (b) Schedule 3.06 sets forth a true and complete list of all leases relating to Leased Real Property. Except as disclosed on Schedule 3.06 and except as would not reasonably be expected to have a Company Material Adverse Effect, each such lease is legal, valid, binding and enforceable and in full force and effect, and will not cease to be legal, valid, binding and enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor, assuming notification of the landlord by the appropriate Company or Sterling Digital LLC, as applicable, will the consummation of the transactions contemplated by this Agreement or any of the Related Agreements constitute a breach or default under such lease or otherwise give the landlord a right to terminate such lease. Neither any Company nor Sterling Digital LLC, nor, to Cablevision's knowledge, any other party to any such lease is in breach or default thereunder to the extent that such breach or default would reasonably be expected to have a Company Material Adverse Effect. None of the Companies nor Sterling Digital LLC has assigned its interest under any lease listed in Schedule 3.06.

          (c) Schedule 3.06 sets forth a true and complete list of all leases relating to Subleased Real Property. Except as disclosed on Schedule 3.06 and except as would not reasonably be expected to have a Company Material Adverse

     Effect, each such lease is legal, valid, binding and enforceable and in full force and effect, and will not cease to be legal, valid, binding and enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor, assuming notification of the landlord by the appropriate Company or Cablevision Company, will the consummation of the transactions contemplated by this Agreement or any of the Related Agreements constitute a breach or default under such lease or otherwise give the landlord a right to terminate such lease. No Cablevision Company or any Company and, to Cablevision's knowledge, no other party to any such lease is in breach or default thereunder to the extent that such breach or default would reasonably be expected to have a Company Material Adverse Effect. None of the Companies has assigned its interest under any lease listed in Schedule 3.06. Schedule 3.06 sets forth the square footage covered by each such lease included in the Subleased Real Property and the percentage of the leased premises that is allocated to Bravo. The amount charged to the Companies for leasing the Subleased Real Property reflects (in all material respects) the Companies' proportionately allocated share of the costs thereof.

          (d) Schedule 3.06 sets forth the Owned Tangible Personal Property. Except as set forth on Schedule 3.06, at the Closing, the Companies will have good title to all of the Owned Tangible Personal Property except for defects in title which would not reasonably be expected to interfere with the use and enjoyment of such Owned Tangible Personal Property other than in respects that are immaterial to such Owned Tangible Personal Property, taken as a whole. The Owned Tangible Personal Property is in good operating condition and repair in all material respects, normal wear and tear excepted.

     3.07 Compliance with Law; Licenses. Except as would not reasonably be expected to have a Company Material Adverse Effect:

          (a) Except as set forth in Schedule 3.07, each of the Cablevision Companies and the Companies has conducted the Business in compliance with all Laws and Judgments applicable to it or any of its properties or assets, and none of the Cablevision Companies (with respect to matters that are directly related to the Business) or the Companies is in violation of any such Law or Judgment.

          (b) Except as set forth on Schedule 3.07, the Companies have, or as of the Closing will have, all material permits, waivers, certificates, approvals, orders, licenses, consents, authorizations, franchises, and amendments thereto from Governmental Authorities (including those required under the Communications Act) (collectively, the "Licenses") necessary for the ownership, lease and operation of the Assets and the conduct of the Business as conducted as of the date hereof and as of the Closing Date. The Licenses in effect as of the date hereof are set forth in Schedule 3.07 (which is accurate in all material respects). The Licenses are in full force and effect, the Companies are and have been during the three years prior to the date hereof in compliance with all requirements of such Licenses and a Company has filed all reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all Licenses in full force and effect.

     3.08 Intellectual Property.

          (a) Schedule 3.08 contains a complete and accurate list of (i) all patents, trademarks, service marks, trade names, logos, internet domain names, corporate names and copyrights owned by each Company, in each case to the extent registered, (ii) all pending applications for registrations of patents, trademarks, service marks, trade names, logos and copyrights owned by each Company and filed by each Company and (iii) all licenses, conveyances, encumbrances or assignments of any kind relating to the items described in clauses (i) or (ii) hereof, in either case, other than those entered into or made in accordance with the ordinary course operations of the Business.

          (b) (i) To the Knowledge of Cablevision, the operation of the Business as currently conducted, and the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith, do not conflict with, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) no Claim is pending or, to the Knowledge of Cablevision, threatened in writing against any Company alleging any of the foregoing.

          (c) To the Knowledge of Cablevision, no Person is engaging in any activity or using any Intellectual Property in the United States that infringes, dilutes, misappropriates or otherwise violates or conflicts with the Owned Intellectual Property, and no Person has challenged the right of Cablevision to use the Licensed Intellectual Property.

          (d) The Owned Intellectual Property has not been adjudged invalid or unenforceable in whole or in part.

          (e) No Intellectual Property is used in the Business other than Owned Intellectual Property, Licensed Intellectual Property, Software, Intellectual Property subject to the Transition Services Agreement, and Intellectual Property the failure of which to own or to have valid rights to use would not result in a Company Material Adverse Effect.

          (f) Schedule 3.08 contains a complete and accurate list of all of the Software used in the Business. Except as set forth where noted by an asterisk on Schedule 3.08, none of the Software used in the Business was internally developed by, or is proprietary to, any of the Cablevision Companies.

     3.09 Contracts. (a) Schedule 3.09 contains a complete and accurate list of each of the following Contracts to which (w) any of the Companies is a party or by which any of the Assets are bound or otherwise subject or (x) any of the Cablevision Companies is a party or by which any of their respective assets are bound or otherwise subject and of which the benefits and obligations arising thereunder are shared with or otherwise allocated to any of the Companies:

               (i) each Contract for the licensing or acquisition of programming by or for the benefit of Bravo which (A) involves consideration of more than $250,000, in the aggregate, over the remaining term of such Contract, (B) contains options for additional runs that are of material importance to the Companies, or (C) involves original first-run programming that is material to the Companies (collectively, "Programming Agreements");

               (ii) each talent Contract which involves consideration of more than $250,000, in the aggregate, over the remaining term of such Contract;

               (iii) each production or co-production Contract which involves consideration of more than $250,000, in the aggregate, over the remaining term of such Contract;

               (iv) each affiliation, distribution or similar Contract for the distribution of the Bravo programming service as well as each Contract with a multichannel video programming distributor in the United States for the distribution of the Bravo programming service including, but not limited to, cable systems, SMATV, open video systems, MMDS, MDS and DBS systems (hereinafter "MVPDs") and all related agreements and letter agreements (to the extent such related agreements and letter agreements result in any change to the rates and other payment terms, MFNs, or MFNs on MFNs of the underlying Contract or any material changes to any other Key Affiliation Agreement Terms of the underlying Contract) ("Affiliation Agreements");

               (v) each infomercial or similar paid programming Contract granting any Person the right to program any block of time on Bravo which is likely to involve consideration of more than $250,000, in the aggregate, over the remaining term of such Contract;

               (vi) all Contracts for the acquisition, lease or servicing of satellite transponders and other uplink and downlink and terrestrial transmission (including fiber optic) arrangements relating to the distribution of Bravo;

               (vii) all Contracts giving a Person the right to manage any of the Companies or all or a significant portion of the Business (excluding

          Contracts for employment) and Contracts with other consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of any of the Companies or income or revenues related to any product of any of the Companies, and which is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such Contract (this clause (vii) shall not apply to consultants retained by a Cablevision Company for services (for example, information technology or benefits) not primarily for the benefit of the Companies);

               (viii) all Contracts evidencing Indebtedness of the Companies;

               (ix) all Contracts with any Governmental Authority relating to the Companies;

               (x) all Contracts that: (A) limit, or purport to limit, the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time (other than Contracts that only apply to a Company as a result of its being an Affiliate of one or more of the Cablevision Companies and which will cease to apply to such Company at the Closing), or (B) operate to impose limitations on Bravo's programming, commercials, sponsorships or promotions (other than programming Contracts that impose restrictions with respect to the programming covered by that Contract but not on Bravo programming generally (for example, a Contract which prohibits Bravo from carrying any advertising would be covered by this clause (B) but a Contract prohibiting Bravo from inserting advertising into the specific programming covered by that programming Contract would not));

               (xi) all Contracts and constituent documents relating to partnerships, joint ventures, associations or other entities in which the Companies own, of record or beneficially, any direct or indirect equity interest or any right or obligation (contingent or otherwise) to acquire the same;

               (xii) all Contracts between any of the Companies, on the one hand, and any of the Cablevision Companies, on the other hand, including any tax-sharing Contracts;

               (xiii) all employment, termination, severance or similar arrangements with individual Transferred Employees that are materially different from those in Cablevision's employee policies; and

               (xiv) all Contracts material to the Business not listed elsewhere on Schedule 3.09.

     (all such Contracts required to be listed on Schedule 3.09, collectively, the "Listed Contracts"). The inclusion of a Contract on Schedule 3.09 is not intended to create an implication that it is material to the Company. For purposes of this Section 3.09(a), (y) reference to "consideration" means the amount paid or to be paid to or by (or allocated to) the Company, and (z) the remaining term of a Contract shall be deemed to end on the stated termination date or such earlier date on which a Company or a Cablevision Company may terminate the Contract without the payment of any penalty or the forfeiture of any deposit.

          (b) Except as set forth on Schedule 3.09 and except as would not reasonably be expected to have a Company Material Adverse Effect, all Listed Contracts are in full force and effect and valid, binding and enforceable against the Companies and, to the Knowledge of Cablevision, the other party or parties thereto, except as such enforceability may be affected by Laws of bankruptcy, insolvency, moratorium or other Laws relating to or affecting creditors' rights generally and by the availability of equitable remedies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Cablevision Companies or the Companies and, to the Knowledge of Cablevision, none of the other parties to any Listed Contract is in breach or violation thereof, or default thereunder, in circumstances that would give rise to a claim for money damages or a termination right in favor of any third party. Schedule 3.09 notes the Listed Contracts which have not been reduced to signed written agreements (the "Noted Listed Contracts").

          (c) True and complete (subject to certain redactions) copies of each Listed Contract, other than the Noted Listed Contracts, including any material amendments, extensions or modifications thereof, have been made available to NBC Holdings and true and complete copies thereof (subject to redactions of pricing and other competitively sensitive information relating to services other than Bravo) will be delivered at or prior to the Closing.

          (d) The Companies are not party to any agreement that is not evidenced by any written documentation that is binding on the Companies and which is material to the Business, other than for any such agreements known to NBC or NBC Holdings prior to the date hereof.

          (e) To the Knowledge of Cablevision, the films and payment amounts in each Programming Agreement that is not evidenced by an executed written agreement but for which a term sheet, draft agreement, or other writing exists (and is designated as such on Schedule 3.09), are not materially different from the films and payment amounts set forth in the writings referred to on Schedule 3.09.

     3.10 Labor Contracts and Actions. None of the Companies or the Cablevision Companies is a party to any collective bargaining or other Contract with any labor organization in respect of the Employees, and no such Contract is being negotiated by any Company or any Cablevision Company in respect of the Employees. None of the Companies or the Cablevision Companies has agreed to recognize any union or other collective bargaining unit in respect of the Employees, nor has any union or other collective bargaining unit been certified as representing any of the Employees, in either case with respect to the operation of the Business. As of the date of this Agreement, there are no pending or, to the Knowledge of Cablevision, threatened strikes, work stoppages, slowdowns or unfair labor practices disputes between any Company or any Cablevision Company, on the one hand, and the Employees, on the other hand. As of the date of this Agreement, to the Knowledge of Cablevision, none of the Companies or the Cablevision Companies has committed any unfair labor practices in connection with the operation of the Businesses, and there is no charge or complaint against any Company by the National Labor Relations Board or any comparable state or foreign agency pending or, to the Knowledge of Cablevision, threatened with respect to matters that are directly related to the Business or the Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Companies have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no Action relating to discrimination in employment or employment practices, for any reason, against any of the Companies, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Cablevision, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any of the Companies has employed or currently employs any Person.

     3.11 Employee Benefit Plans.

          (a) Schedule 3.11(a) lists all Benefit Plans to which the Companies are a signatory, with respect to which the Companies have any obligation, which are maintained, contributed to or sponsored by any of the Companies, the Cablevision Companies or their respective Affiliates, for the benefit of any current or former Employee, or with respect to which the Companies could incur liability under Title IV of ERISA, other than a "multiemployer plan" as defined in Section 3(37) of ERISA (collectively, the "Company Benefit Plans"). None of the Company Benefit Plans are sponsored or maintained by the Companies and the Companies are not a signatory to any Company Benefit Plan.

          (b) Each Company Benefit Plan is and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. The Companies and the Cablevision Companies have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and, to the Knowledge of Cablevision, there is no default or violation by any party to, any Company Benefit Plan that would reasonably be expected to result in any material liabilities for the Companies, and to the Knowledge of Cablevision, no fact or event exists that would reasonably be expected to give rise to any such action, claim or proceeding that would reasonably be expected to result in any material liabilities for the Companies. None of the Cablevision Companies or the Companies has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c) No liability under Title IV of ERISA has been incurred by the Companies or the Cablevision Companies with respect to any ongoing, frozen or terminated "single employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single employer plan of any entity which is considered one employer with Cablevision or any Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") and, to the Knowledge of Cablevision, no condition exists that presents a risk to Cablevision, the Companies or any ERISA Affiliate of incurring any such liabilities. There does not now exist any material liability nor do any circumstances exist that could reasonably be expected to, now or in the future, result in any material liability to the Companies under Title IV of ERISA, including with respect to a "multiemployer plan" as defined in Section 3(37) of ERISA. No notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed by Cablevision, the Companies or any ERISA Affiliate within the 12 month period ending on the date hereof. There is no pending or threatened action by the PBGC to assess or terminate any Company Benefit Plan or, to the Knowledge of Cablevision, any Benefit Plan maintained by an ERISA Affiliate and neither Cablevision nor any Company has reason to believe the PBGC will assess or take action to terminate any Company Benefit Plan or any Benefit Plan maintained by an ERISA Affiliate solely or partially as a result of the transactions contemplated by this Agreement or otherwise.

          (d) Except as set forth on Schedule 3.11(d), none of the Company Benefit Plans obligates the Companies to pay separation, severance, termination or similar type benefits or provides that any Transferred Employee will become entitled to any enhanced or accelerated benefit or forfeit any benefit solely or partially as a result of any transactions contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth on Schedule 3.11(d), none of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former Employee, officer or director of the Companies. Each of the Company Benefit Plans is subject only to the laws of the United States or a political subdivision thereof.

          (e) Each Company Benefit Plan that is intended to be qualified under
     Section 401(a) of the Code or Section 401(k) of the Code has received or timely requested a favorable determination letter from the IRS that the Company Benefit Plan is so qualified and, to the Knowledge of Cablevision, no fact or event has occurred since the date of such determination letter or request which would cause the loss of such qualification.

          (f) All contributions, premiums or payments required to be made by the Companies with respect to any Company Benefit Plan have been made on or before their due dates or accrued on the Bravo Financial Statements. No Company Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and, to the Knowledge of Cablevision, there are no facts or circumstances that would materially change the funded status of any Company Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

     3.12 Legal and Governmental Proceedings and Judgments. Except as set forth on Schedule 3.12 (which, with respect to each Action set forth therein, sets forth the parties, the nature of the proceeding, date commenced and amount of charges or other relief sought) and except as would not be reasonably likely to have a Company Material Adverse Effect, there are (a) no Actions pending or, to the Knowledge of Cablevision, threatened against any of the Companies or the Cablevision Companies (with respect to matters that are directly related to the Business), (b) no investigations by any Governmental Authority pending or, to the Knowledge of Cablevision, threatened against any of the Companies or the Cablevision Companies (with respect to matters that are directly related to the Business), (c) no Judgments outstanding against any of the Companies or to or by which any of the Companies or any of the Assets is subject or bound, and (d) no outstanding consent decrees, settlements, injunctions or rulings imposed by any court restricting or otherwise impairing the operation of the Business.

     3.13 Finders and Brokers. Neither Cablevision nor any Company has entered into any Contract with any Person, nor is either aware of any claim or basis for any claim based upon any act or omission of Cablevision, any Company or any of their Affiliates, which may result in the obligation of GE, GE Merger Sub, the Surviving Corporation, NBC or NBC Holdings or any of the Companies to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.14 Environmental Matters. Except as set forth in Schedule 3.14 and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a) A Cablevision Company or a Company has obtained all Licenses required under Environmental Laws with respect to the operation of the Business as currently or previously (in the three years prior to the date hereof) conducted (hereinafter "Environmental Permits"), and is and has been in compliance with all requirements of such Environmental Permits and all Environmental Laws;

          (b) There has been no Release of any Hazardous Material from any Real Property leased or operated by the Companies or from the Real Property which is the subject of the 2 Park Avenue Lease that could reasonably be expected to form the basis of any assertion of any Claim under Environmental Law against the Business;

          (c) None of the Companies has entered into or agreed to any consent decree or order pursuant to any Environmental Law in respect of the Business, any of the Assets or the Real Property which is the subject of the 2 Park Avenue Lease, and the Business is not subject to any court order relating to compliance with, or addressing the presence of Hazardous Materials under, any Environmental Law;

          (d) No Hazardous Materials are present on any of the properties used in connection with the Business or on the Real Property which is the subject of the 2 Park Avenue Lease except in compliance with Environmental Laws and specifically, no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls are present on any such Real Property in violation of any Environmental Law; and

          (e) There has not been any request, Claim or requirement seeking payment for, response to, or remediation of, Hazardous Materials at or arising from any of the current or past properties or operations of the Business or on the Real Property which is the subject of the 2 Park Avenue Lease.

Notwithstanding any other representations and warranties in this Article III, the representations and warranties in this Section 3.14 constitute the only representations of Cablevision with respect to any Environmental Law or Hazardous Material.

     3.15 Absence of Certain Changes. Since June 30, 2002, except as set forth in Schedule 3.15 or as expressly provided for in this Agreement, the Business has been conducted in all material respects in the ordinary course and consistent with past practice. Except as set forth in Schedule 3.15, since June 30, 2002, none of the Cablevision Companies (with respect to matters that are directly related to the Business) or the Companies has taken any action which, if taken after the date hereof, but prior to the Closing, would have required the consent of NBC Holdings under Section 5.01 or has:

               (i) made any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and set forth in Schedule 3.15;

               (ii) merged with, entered into a consolidation with or acquired an equity interest in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof;

               (iii) leased, subleased or occupied any new Real Property (with respect to the Companies only);

               (iv) purchased any tangible personal property for cash consideration in excess of $250,000, except for Owned Tangible Personal Property listed on Schedule 3.06;

               (v) suffered any Company Material Adverse Effect; or

               (vi) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.15.

     3.16 Insurance. All material Assets and risks of the Companies have been, for the past five years, covered by valid insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance, workers' compensation insurance and broadcast liability insurance) issued in favor of the Companies or their Affiliates in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business. Schedule 3.16 contains a true and accurate list of all existing insurance policies or similar arrangements against which the Companies would, subject to Section 9.08, be entitled to make a claim as an insured after the Closing.

     3.17 Assets; Sufficiency of Assets.

          (a) Except as set forth in Schedule 3.17, at the Closing, the Companies will have good title to all of the Assets (other than the Contract rights), except for defects in title which would not reasonably be expected to interfere with the use and enjoyment of the Assets other than in respects that are immaterial to such Assets, taken as a whole, and, with respect to Contract rights, will be a party to Contracts conferring, or otherwise enjoy the right to, the benefits of all Contracts to which the Companies are a party.

          (b) Except as set forth in Schedule 3.17, the Assets, together with the services to be provided under the Transition Services Agreement, constitute all of the properties, assets and rights as are necessary in the conduct of the Business.

     3.18 Affiliate Transactions. Except as disclosed in Schedule 3.18 and for matters arising out of any Contract listed on Schedule 3.09, (i) there are on the date of this Agreement and will be at the Closing no Liabilities between any of the Companies, on the one hand, and any Cablevision Company, on the other hand, (ii) no director, officer or employee of any of the Companies provides, or causes to be provided, any goods or services to any of the Companies, except in each such person's capacity as a director, officer or employee of a Company or a Cablevision Company, and
(iii) none of the Companies provides or causes to be provided material goods or services to any director, officer or employee of any of the Companies.

     3.19 Affiliation Agreements.

          (a) All payments required to be made by the Companies on or prior to the date hereof pursuant to the Time Warner Affiliation Agreement have been made in full.

          (b) Based solely on information provided to Cablevision by parties to Contracts listed on Schedule 3.09 and other Persons, on September 30, 2002, Bravo had not less than 57 million full-time viewing subscribers and not more than 1 million part-time viewing subscribers (i.e., subscribers who receive the Bravo service less than 24 hours a day, seven days a week).

          (c) No Affiliation Agreement (or portion thereof) that has not been made available to NBC Holdings prior to the date hereof and no redacted portion of any Affiliation Agreement that has been made available to NBC Holdings prior to the date hereof contains an MFN applicable to Bravo or an MFN on MFNs applicable to Bravo. For the avoidance of any dispute, the parties have annexed to Schedule 3.09 a binder containing copies of the Affiliation Agreements (or portions thereof), as redacted if applicable, that the parties agree were made available to NBC Holdings prior to the date of this Agreement.

     3.20 Advertisers.

          (a) Schedule 3.20 sets forth a list that is accurate in all material respects of the top fifty advertisers on Bravo, as determined by annual advertising revenue, by year for each of fiscal year 2001 and 2002 to date, including total advertising spent per year.

          (b) Cablevision has made available to NBC a list, dated as of October 28, 2002, which is true and accurate in all material respects, of advertising purchase commitments obtained by or on behalf of the Companies during the 2002/2003 broadcast "upfront" period. Such commitments were obtained in the ordinary course and through processes consistent in all material respects with past practices. Except as set forth on Schedule 3.20, to the Knowledge of Cablevision, prior to the date hereof, none of the Companies has received written notice from any Person that made a commitment to purchase during the 2002/2003 broadcast "upfront" period stating that such Person has definitively determined to purchase less than the full amount of its "upfront" advertising commitment on the Bravo programming service during the 2002/2003 broadcast "upfront" period.

     3.21 Film Exhibition Agreement.

          (a) Schedule 3.21 sets forth historical programming schedules for the Bravo programming services for the period of January 1, 2001 through September 30, 2002.

          (b) The schedules to the Film Exhibition Agreement set forth for each film title, the number of exhibitions and the exhibition windows expected to be remaining after December 31, 2002, and the number of such remaining permitted exhibitions (x) allocated to, or retained by, Bravo thereunder, and (y) allocated to, or retained by, any other programming services of RMHI thereunder. Such schedules are derived from the Programming Agreements and, taken as a whole, accurately reflect, in all material respects, the rights of the licensees thereunder.

          (c) Except as set forth on Schedule 3.21, the film titles allocated to Bravo under the Film Exhibition Agreement include all film titles for which Bravo has (i) presold advertising during the 2002/2003 broadcast "upfront" period, or (ii) otherwise committed to broadcast as part of the 2002/2003 broadcast season schedule.

     3.22 Investment Purpose. RMG LLC is acquiring, and Cablevision intends that RMG LLC acquire, the GE Shares and the Additional GE Shares solely for investment and not with a view to, or for offer or sale in connection with, any distribution thereof; provided that, in each case, Cablevision or an Affiliate of Cablevision may sell all or part of the GE Shares and the Additional GE Shares pursuant to an effective registration statement or an exemption from registration under the Securities Act or may enter into transactions that have the effect of "monetizing" or hedging its ownership of the GE Shares and the Additional GE Shares pursuant to an effective registration statement or an exemption from registration under the Securities Act. The term "solely for investment" used in this Section 3.22 has the meaning given to that term for purposes of determining the availability of an exemption from registration under
Section 4(2) of the Securities Act. GE understands that Cablevision and its Affiliates may, and nothing in this Section 3.22 shall restrict in any way Cablevision's or its Affiliates' ability to, issue securities that may be convertible into or exchangeable for all or a portion of the GE Shares and the Additional GE Shares. Cablevision acknowledges that any sale by it of the GE Shares or the Additional GE Shares shall be in accordance with applicable securities laws and the certificates evidencing the GE Shares and the Additional GE Shares will contain a customary legend reflecting the foregoing restrictions.

     3.23 Media Expenditures. Schedule 3.23 sets forth all commitments of the Companies relating to consumer and affiliate advertising and promotion of the Bravo programming service as of the date hereof (the "Media Plan") for the fourth quarter of 2002 and for 2003.

4.   Representations and Warranties of GE Merger Sub, NBC Holdings and NBC.

     To induce Cablevision, BHC, B2HC and RMG LLC to enter into this Agreement, each of NBC Holdings and NBC jointly and severally represents and warrants to Cablevision, BHC, B2HC and RMG LLC as follows:

     4.01 Organization and Authority.

          (a) Each of GE, GE Merger Sub, NBC Holdings and NBC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority necessary to carry on its business as now conducted. Each of GE, GE Merger Sub, NBC Holdings and NBC is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary except to the extent that the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an NBC Material Adverse Effect or a GE Material Adverse Effect. Each of GE, GE Merger Sub, NBC and NBC Holdings has heretofore delivered or made available to Cablevision true and complete copies of the certificate of incorporation and by-laws of GE Merger Sub, NBC and NBC Holdings, respectively, as in effect at all times relevant to this Agreement.

     4.02 Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 4.02, each of GE, GE Merger Sub, NBC Holdings and NBC has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, to approve, adopt and consummate the transactions contemplated hereby and thereby, including the Reorganization Transactions to which it is a party and to perform its obligations hereunder and thereunder. Each of GE, GE Merger Sub, NBC and NBC Holdings has duly taken all corporate and shareholder actions necessary to authorize the execution, delivery and performance of this Agreement, the Reorganization Transactions to which it is a party and the Related Agreements to which it is a party. Each Affiliate of NBC Holdings and GE Merger Sub (other than NBC and GE), prior to the Closing Date, will duly take all corporate and shareholder actions necessary to authorize the execution, delivery and performance of the Related Agreements and the Reorganization Transactions to which it is a party. Without limiting the foregoing, any and all actions of the directors and stockholders of NBC Holdings or NBC required to approve and adopt this Agreement and the Related Agreements to which NBC or NBC Holdings is a party have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of NBC Holdings or NBC is required in order to permit (x) the consummation of the transactions contemplated hereby and thereby, including the Reorganization Transactions to which it or any of its Affiliates is a party or (y) NBC Holdings and NBC to perform their other obligations hereunder or thereunder. This Agreement has been, and, upon their execution, the Related Agreements will be, duly executed and delivered by each of NBC Holdings, NBC and their respective Affiliates, to the extent that each such Person is a party hereto or thereto and except as noted on Schedule 4.02 this Agreement is, and each of the Related Agreements to which NBC Holdings, NBC or any of their respective Affiliates is a party will be, the valid and binding obligation of such Person enforceable against it in accordance with its terms, except as such enforceability may be affected by Laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

          (b) No Breach or Violation. The execution, delivery and performance of this Agreement and the Related Agreements to which any of GE, GE Merger Sub, NBC, NBC Holdings or their respective Affiliates is a party do not, and will not, (i) conflict with, violate or result in the breach of any provision of the certificate of incorporation or by-laws of GE, GE Merger Sub, NBC or NBC Holdings or any of their respective Affiliates that is a party to a Related Agreement, (ii) conflict with or violate any Law or Judgment applicable to GE, GE Merger Sub, NBC Holdings or NBC or any of their respective Affiliates that is a party to a Related Agreement or any of their respective businesses or assets, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under or result in the creation of any Encumbrance on the GE Shares or the Additional GE Shares pursuant to any Contract to which GE, GE Merger Sub, NBC or NBC Holdings is a party or by which any of their respective assets are bound or affected, except, in the case of clauses
     (ii) or (iii), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have an NBC Material Adverse Effect or a GE Material Adverse Effect.

          (c) Required Consents. Other than the notification requirements of the HSR Act and Rules, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for the Persons listed on Schedule 4.02, there is no Person whose approval or consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance by any of GE, GE Merger Sub, NBC, NBC Holdings or their respective Affiliates of this Agreement and the Related Agreements to which such Person is a party or the consummation by them of the transactions contemplated hereby and thereby, except where failure to obtain such consent or approval or failure to make such filing would not, individually or in the aggregate, reasonably be expected to have an NBC Material Adverse Effect or a GE Material Adverse Effect.

     4.03 Ownership of Cablevision Shares. NBC Holdings has, and immediately prior to the Closing it will have, good and valid title to the Cablevision Shares and the RMHI Shares, free and clear of all Encumbrances and, upon delivery to Cablevision in the Exchanges, good and valid title to the Cablevision Shares and the RMHI Shares, free and clear of all Encumbrances, will pass to Cablevision.

     4.04 Legal and Governmental Proceedings and Judgments. There are (a) no Actions pending or, so far as is known to GE, NBC Holdings or NBC, threatened against GE, GE Merger Sub, NBC Holdings or NBC, (b) no investigations by any Governmental Authority pending or, so far as is known to GE, NBC Holdings or NBC, threatened against GE, GE Merger Sub, NBC Holdings or NBC, and (c) no Judgments outstanding against GE, GE Merger Sub, NBC Holdings or NBC or to or by which GE, GE Merger Sub, NBC Holdings or NBC or any of their assets is subject or bound, which in the case of paragraphs (a), (b) or (c) materially adversely affects the ability of GE, GE Merger Sub, NBC Holdings or NBC to consummate any of the transactions contemplated hereby.

     4.05 GE Shares. The GE Shares and the Additional GE Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

     4.06 GE SEC Reports. Each GE SEC Report filed pursuant to the Exchange Act did not, at the time it was filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     4.07 GE Financial Statements; Absence of Certain Changes.

          (a) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the GE SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presented the consolidated financial position, results of operations and cash flows of GE and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP applied on a consistent basis (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

          (b) Absence of Certain Changes. Since June 30, 2002, there has not been any GE Material Adverse Effect.

     4.08 BHC Convertible Preferred Stock. As of the date of this Agreement and as of the Closing Date, none of GE, NBC, NBC Holdings or any of their respective Affiliates have any plan or intention to repurchase any of the BHC Convertible Preferred Stock to be issued in step 14 of the Reorganization Transactions.

     4.09 Finders and Brokers. Neither NBC Holdings nor NBC has entered into any Contract with any Person, and neither NBC Holdings nor NBC is aware of any claim or basis for any claim based upon any act or omission of NBC Holdings or any of its Affiliates, which may result in the obligation of Cablevision or any of its Affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.   Covenants Pending Closing.

     5.01 Conduct of Cablevision. Cablevision covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as contemplated in connection with the Reorganization Transactions or as otherwise expressly provided in this Agreement, (ii) as set forth in Schedule 5.01, or (iii) as may be consented to or agreed to in writing by NBC or NBC Holdings (which consent or agreement shall not be unreasonably withheld):

          (a) Ordinary Course. The Business shall be conducted in the ordinary course consistent with past practice, and Cablevision shall, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies to, use its commercially reasonable efforts to preserve the Business intact, keep available the services of the current officers and employees of the Business and maintain the existing relations with customers, suppliers, advertisers, distributors, business partners and others having business dealings with the Cablevision Companies (with respect to matters that are directly related to the Business) and the Companies.

          (b) Organizational Documents. Cablevision shall cause each of the Companies not to (i) amend its certificate of incorporation, by-laws, or other organizational documents; (ii) issue, sell, transfer, pledge, dispose of or encumber any class or series of its equity interests or voting rights, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any class or series of its equity interests or any voting rights; (iii) split, combine or reclassify any equity interests; (iv) redeem, purchase or otherwise acquire directly or indirectly any equity interests, or any instrument or security which consists of or includes a right to acquire such equity interests; or (v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests.

          (c) Contracts. Except in the ordinary course of business and consistent with past practice, Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the

     Business) and each of the Companies not to, waive, release or assign any material right or claim under any Listed Contract. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, modify, amend or terminate any Listed Contract if such modification, amendment or termination would involve the payment by Bravo of additional cash or non-cash consideration under such Listed Contract of more than $175,000 or would reduce the value to Bravo of such Listed Contract by more than $175,000. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, enter into any Affiliation Agreements or modify or amend in any respect the rates and other payment terms, MFNs, or MFNs on MFNs of any Affiliation Agreement or modify or amend in any material respect any other Key Affiliation Agreement Terms in any Affiliation Agreement. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, enter into any Contract (including, only for purposes of this Section 5.01, contracts that are not evidenced by a writing) for the licensing or acquisition of programming by or for the benefit of Bravo which involves consideration of more than $250,000, in the aggregate, over the term of such Contract.

          (d) Capital Expenditures. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and the Companies not to, make any capital expenditure on behalf of the Business pursuant to a commitment entered into after the date hereof, except that the Cablevision Companies or the Companies shall have the right, but not the obligation, to make such capital expenditures in an amount not exceeding $175,000 individually or $1,000,000 in any calendar quarter in the aggregate. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, make any commitments to make any capital expenditure on behalf of the Business which is to be paid after June 30, 2003.

          (e) Media Expenditures. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, make any expenditure for advertising and promotion of the Bravo programming service pursuant to a commitment entered into after the date hereof other than in accordance with the Media Plan, except that the Cablevision Companies or the Companies shall have the right, but not the obligation, to make such expenditures in an amount not exceeding $175,000 individually or $2,500,000 in any calendar quarter in the aggregate. Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and the Companies not to, make any commitments for expenditures for advertising and promotion of the Bravo programming service which is to be paid after June 30, 2003.

          (f) Assets. Other than in the ordinary course of business, Cablevision shall not, and it shall cause each of the Cablevision Companies (with respect to matters that are directly related to the Business) and each of the Companies not to, transfer, sell, dispose of, lease, license, mortgage, pledge or encumber (except for Permitted Encumbrances) any material Real Property or any material Asset, other than transfers, sales or dispositions of tangible personal property (other than the Owned Tangible Personal Property) or dispose of or permit to lapse any rights to any material Licensed Intellectual Property or material Owned Intellectual Property.

          (g) Paid Programming Agreements. Except in the ordinary course of business consistent with past practice, unless terminable without penalty at the discretion of a Cablevision Company or a Company upon not more than 30 days' notice, Cablevision shall not (with respect to matters that are directly related to the Business) and it shall cause each Cablevision Company (with respect to matters that are directly related to the Business) and each Company not to, enter into any infomercial or similar paid programming agreement granting any Person the right to program any block of time on Bravo.

          (h) Leases or Subleases of Real Property. Cablevision shall cause the Companies not to enter into any leases or subleases of Real Property.

          (i) Liquidation/Merger. Cablevision shall not, and shall cause each of the Companies not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Companies.

          (j) Litigation. Cablevision shall not (with respect to matters that are directly related to the Business), and it shall cause each of the Companies and the Cablevision Companies (with respect to matters that are directly related to the Business) not to, commence or settle any Action (i) to which any Cablevision Company or any Company is a party, (ii) by which the Business may be adversely affected and (iii) which would reasonably be expected to have a Company Material Adverse Effect or which prevents the consummation of the transactions contemplated hereby (each, a "Claim"), and Cablevision shall advise NBC Holdings in writing promptly of the assertion or commencement of any Claim.

          (k) Reorganization Transactions. Cablevision shall use its reasonable best efforts to cause the Reorganization Transactions to which it or any of its Affiliates is a party to be consummated on or prior to the Closing.

          (l) Certain Actions. Cablevision shall not take, and it shall cause each Company not to take, any action that would or would reasonably be expected to prevent or materially delay the ability of any party to consummate the transactions contemplated by this Agreement.

          (m) No Agreement. Cablevision shall not, and it shall cause each of the Cablevision Companies and the Companies not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing except to the extent permitted above.

     5.02 Access to Information. Between the date of this Agreement and the Closing, Cablevision shall provide NBC, NBC Holdings and their respective agents, representatives, advisors and employees reasonable access during normal business hours to all of the properties, books, reports, records, and Contracts of the Companies and the Cablevision Companies (with respect to matters that are directly related to the Business), and each of the Companies shall furnish NBC Holdings with all information it may reasonably request; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Cablevision.

     5.03 Covenants of NBC Holdings and NBC.

          (a) Except as otherwise set forth in this Agreement, from and after the date hereof through the Closing Date, neither NBC Holdings nor NBC shall, nor shall either of them permit any of their Affiliates to:

               (i) take any action that would or would reasonably be expected to prevent or materially delay the ability of any party to consummate the transactions contemplated by this Agreement, including any disposition of RMHI Shares (other than as permitted by the proviso to Section 5.03(b) or to a wholly-owned Subsidiary of GE) or of Cablevision Shares (other than to a wholly-owned Subsidiary of GE);

               (ii) terminate the MGM Agreement unless (x) this Agreement has already been terminated or (y) the conditions to closing thereunder are not capable of being satisfied (other than as a result of a breach by NBC); or

               (iii) agree or commit to do any of the foregoing.

          (b) Each of NBC Holdings and NBC shall cause BHC to issue at least $20 million of the BHC Convertible Preferred Stock having the terms set forth in Exhibit D-4 to an unrelated third party in an arm's length transaction simultaneously with the Closing as required by step 14 of the Reorganization Transactions, subject to the satisfaction of the condition to the commitment of the initial purchaser of the BHC Convertible Preferred, pursuant to the letter, dated the date hereof, among Cablevision, RMHI, NBC and the initial purchaser of the BHC Convertible Preferred Stock named therein, that there has been no material adverse change in the financial markets or the financial condition or prospects of

     BHC, Bravo or GE. Each of NBC Holdings and NBC shall use its reasonable best efforts to cause the Reorganization Transactions to which it or any of its Affiliates is a party to be consummated on or prior to the Closing; provided, that NBC Holdings shall not be prohibited from exchanging RMHI Shares for Cablevision Shares pursuant to the Stockholders' Agreement.

          (c) NBC, NBC Holdings and GE Merger Sub shall cause GE to take such actions as are necessary to consummate the B2HC Merger including, without limitation, the execution, delivery and filing of the Certificate of Merger and the delivery, as provided herein, of the GE Shares issuable in the B2HC Merger.

          (d) Each of NBC Holdings and NBC will advise Cablevision in writing promptly of the written assertion or commencement of any claim, litigation, proceeding or investigation in which GE or any of its Affiliates is a party and which could reasonably be expected to have an NBC Holdings Material Adverse Affect, a GE Material Adverse Effect or which seeks to prevent the consummation of the transactions contemplated hereby.

     5.04 Notice of Developments.

          (a) Prior to the Closing, Cablevision shall promptly notify NBC in writing upon becoming aware of (i) any event, circumstance, fact or occurrence arising subsequent to the date of this Agreement that would be reasonably expected to result in any breach of a representation or warranty or covenant of Cablevision in this Agreement or that would be reasonably expected to have the effect of making any representation or warranty of Cablevision in this Agreement untrue or incorrect in any material respect as of the Closing and (ii) any Action in which any Cablevision Company (with respect to matters that are directly related to the Business) or any of the Companies is a party and which would reasonably be expected to have a Company Material Adverse Effect or which seeks to prevent the consummation of the transactions contemplated hereby.

          (b) Prior to the Closing, NBC shall promptly notify Cablevision in writing upon becoming aware of (i) any event, circumstance, fact or occurrence arising subsequent to the date of this Agreement that would reasonably be expected to result in any breach of a representation or warranty or covenant of NBC or NBC Holdings in this Agreement or that would reasonably be expected to have the effect of making any representation or warranty of NBC or NBC Holdings in this Agreement untrue or incorrect in any material respect as of the Closing and (ii) any Action in which GE, GE Merger Sub, NBC or NBC Holdings is a party and which would reasonably be expected to have an NBC Material Adverse Effect, a GE Material Adverse Effect or which seeks to prevent the consummation of the transactions contemplated hereby.

     5.05 Termination of Intercompany Arrangements.

          (a) On or prior to the Closing, Cablevision shall cause any Contract (including, for purposes of this Section 5.05, Contracts that are not evidenced by a writing) or other agreement or arrangement between one or more of the Cablevision Companies, on the one hand, and one or more of the Companies, on the other hand (including any such arrangement relating to the Subleased Real Property), other than those Contracts set forth in
     Schedule 5.05, to be terminated or amended to exclude the Companies as a party thereto without any Liability thereunder of or to any of the Companies (other than as specifically set forth in the Transition Services Agreement).

          (b) Subject to the provisions of this Agreement, on or prior to the Closing, Cablevision shall, and shall cause the Companies and the Cablevision Companies to, and NBC shall, and shall cause each of its Affiliates to, execute and deliver and make effective as of the Closing the following agreements: the Transition Services Agreement, the Amended RNC Letter Agreement, the Transponder Lease Assignment, the IFC Agreements, the Film Exhibition Agreement and the 2 Park Avenue Lease Assignment.

     5.06 Required Consents.

          (a) Within three Business Days after the execution of this Agreement, Cablevision, NBC and GE shall notify the National Basketball Association and the National Hockey League of the transactions contemplated by this Agreement. Thereafter, the parties hereto shall proceed as promptly as practicable and in good faith and shall each use reasonable commercial efforts to obtain each consent or approval required to be obtained prior to the consummation of the transactions contemplated hereby, including providing such releases and indemnifications as the National Basketball Association or the National Hockey League may request.

          (b) Each of Cablevision and NBC agrees to use commercially reasonable efforts to (i) obtain the consent of the landlord under the 2 Park Avenue Lease to the assignment of the 2 Park Avenue Lease to NBC pursuant to the 2 Park Avenue Lease Assignment and (ii) cause such landlord to release Sterling Digital LLC from its obligations as the tenant under such lease and CSC Holdings, Inc. from its guarantee of the obligations of the tenant under such lease, on or before the effectiveness of the 2 Park Avenue Lease Assignment.

     5.07 Separation of IFC Business from Bravo. Prior to the Closing, Cablevision shall cause the Companies to assign, transfer, convey and deliver to IFC or another Person all of the Companies' right, title and interest in and to the IFC Assets and the IFC Liabilities. Prior to the Closing, IFC or such Person and the Companies shall each execute and deliver such deeds, bills of sale, subleases, assignments and other documents as are necessary or appropriate to assign and transfer the IFC Assets. Prior to the Closing, IFC or such Person shall execute and deliver an assumption agreement and other documents as are necessary or appropriate to assume the IFC Liabilities. To the extent reasonably practicable, Cablevision shall secure the release of the Companies from the IFC Liabilities. The parties acknowledge that the IFC Assets are assets of IFC and the IFC Liabilities are obligations of IFC, and neither NBC nor NBC Holdings is assuming any of, or has any obligations with respect to, the IFC Liabilities.

6.   Deliveries at Closing.

     6.01 Deliveries by Cablevision. At the Closing, Cablevision will deliver or cause to be delivered to NBC Holdings:

          (a) A certificate, dated as of the Closing, signed by a principal officer of Cablevision, representing and certifying to NBC Holdings as to the matters set forth in Sections 7.02 and 7.03.

          (b) Evidence, reasonably satisfactory to NBC Holdings, of the consummation of the Reorganization Transactions referred to in Part I of Exhibit D.

          (c) Stock certificates representing the BHC Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank in proper form for transfer to NBC Holdings.

          (d) A release, in the form attached hereto as Exhibit F, releasing NBC and NBC Holdings and their respective directors, officers and Affiliates with respect to the matters referred to therein.

          (e) Evidence, reasonably satisfactory to NBC Holdings, that all corporate and other actions necessary to authorize (i) the execution and delivery of this Agreement by Cablevision, BHC, B2HC and RMG LLC and the performance by Cablevision, BHC, B2HC and RMG LLC of their respective obligations hereunder and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Cablevision and its Affiliates and shall be in full force and effect on the Closing Date.

          (f) Each of the Related Agreements that are required to be executed and delivered by any Cablevision Company or any Company at or prior to the Closing and which has not previously been executed and delivered by the parties, duly executed by such Cablevision Company or Company.

     6.02 Deliveries by NBC Holdings and NBC. At the Closing, NBC Holdings and NBC will deliver or cause to be delivered to Cablevision:

          (a) Certificates, dated as of the Closing, signed by a principal officer of each of NBC Holdings and NBC, dated as of the Closing, representing and certifying to Cablevision as to the matters set forth in Sections 8.02 and 8.03.

          (b) Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired.

          (c) A stock certificate representing all of the Cablevision Shares, duly endorsed in blank, and accompanied by stock powers duly endorsed in blank in proper form for transfer.

          (d) A stock certificate representing all of the RMHI Shares, duly endorsed in blank, and accompanied by stock powers duly endorsed in blank in proper form for transfer.

          (e) A release, in the form attached hereto as Exhibit G, releasing Cablevision and all of its directors, officers and Affiliates with respect to the matters referred to therein.

          (f) Evidence, reasonably satisfactory to Cablevision, that all corporate and other actions necessary to authorize (i) the execution and delivery of this Agreement by NBC Holdings and NBC and the performance by NBC Holdings and NBC of their respective obligations hereunder and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by NBC Holdings and NBC and shall be in full force and effect on the Closing Date.

          (g) Each of the Related Agreements that are required to be executed and delivered by GE or any of its Affiliates at or prior to the Closing and which has not previously been executed and delivered by the parties, duly executed by GE or such Affiliate.

     6.03 Deliveries by GE Merger Sub. At the Closing, GE Merger Sub will deliver or cause to be delivered to Cablevision:

          (a) Evidence, reasonably satisfactory to Cablevision, that all corporate and other actions necessary to authorize (i) the execution and delivery of this Agreement by GE Merger Sub and the performance by GE Merger Sub of its obligations hereunder and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by GE Merger Sub and its Affiliates and shall be in full force and effect on the Closing Date.

          (b) A stock certificate or certificates representing the GE Shares registered in the name of Cablevision or its nominees.

7.   Conditions to the Obligations of NBC Holdings, NBC and GE Merger Sub.

     The obligations of NBC Holdings, NBC and GE Merger Sub to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions any of which may be waived in writing by NBC Holdings:

     7.01 Receipt of Consents. The conditions specified in Section 9.02(a) through (e) shall have been satisfied and all of the approvals and consents described in Schedule 3.02 and Schedule 4.02 required as conditions to the Closing shall have been obtained and shall be in full force and effect.

     7.02 Performance by Cablevision. Cablevision and its Affiliates shall have performed in all material respects their respective agreements and covenants to be performed by each of them hereunder and under any of the Related Agreements to which each of them is a party to the extent such are required to be performed at or prior to the Closing.

     7.03 Absence of Breach of Representations and Warranties. The representations and warranties of Cablevision contained in this Agreement shall be true and correct without giving effect to any qualifications or limitations as to "materiality" or "Company Material Adverse Effect" on and as of the Closing Date with the same force and effect as if then made, except (i) to the extent that such representations and warranties describe a condition at a specified time or date, in which case such representations and warranties shall be true and correct in all respects at such time or on such date without giving effect to any qualifications or limitations as to "materiality" or "Company Material Adverse Effect," (ii) that "materiality" shall not be read out (A) for purposes of Section 3.09(d) or Section 3.09(e), (B) for purposes of determining whether any matter is required to be listed on Schedule 3.09 pursuant to Section 3.09(a) or Schedule 3.20 pursuant to Section 3.20(a), (C) for purposes of determining whether there has been a breach of a representation or warranty requiring one or more items to be made available to NBC Holdings pursuant to
Section 3.09(c), or (D) for purposes of determining whether there has been a breach of a representation or warranty requiring that information set forth on a schedule pursuant to Section 3.07(b) or Section 3.20(b) be accurate in all material respects, or (iii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     7.04 Absence of Breach of Tax Matters Agreement Representations and Warranties. The representations and warranties of Cablevision, CSC Holdings and RMG LLC in the Tax Matters Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if then made, except to the extent that such representations and warranties describe a condition at a specified time or date, in which case such representations and warranties shall be true and correct as of such time or date.

     7.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing, or seeking to enjoin or prevent, the consummation of the transactions contemplated hereby.

     7.06 Reorganization Transactions. Each of the Reorganization Transactions shall have been, or shall contemporaneously be, consummated.

     7.07 Release of Liens. Bravo shall have been released from all Liens, other than Permitted Encumbrances, and shall have no Indebtedness.

     7.08 MGM Closing. The closing under the NBC-MGM Agreement shall have occurred simultaneously with the Closing.

     7.09 Related Agreements. Each of the Related Agreements shall have been executed and delivered by the parties thereto, other than NBC and its Affiliates, and shall be in full force and effect as at the Closing.

8.   Conditions to the Obligations of Cablevision.

     The obligations of Cablevision to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Cablevision.

     8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents described in Schedule
3.02 required as conditions to the Closing shall have been obtained and shall be in full force and effect.

     8.02 Performance by NBC Holdings and NBC. NBC Holdings, NBC and their Affiliates shall have performed in all material respects all covenants and agreements to be performed by them hereunder and under any of the Related Agreements to which it is a party to the extent such are required to be performed at or prior to the Closing.

     8.03 Absence of Breach of Representations and Warranties. The representations and warranties of NBC Holdings and NBC contained in this Agreement shall be true and correct in all respects without giving any effect to any qualifications or limitations as to "materiality", "NBC Material Adverse Effect" or "GE Material Adverse Effect" on and as of the Closing Date with the same force and effect as if then made, except (i) to the extent that such representations and warranties describe a condition at a specified time or date, in which case such representations and warranties shall be true and correct in all respects at such time or as of such date without giving effect to any qualifications or limitations as to "materiality", "NBC Material Adverse Effect" or "GE Material Adverse Effect," or (ii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a NBC Material Adverse Effect or a GE Material Adverse Effect.

     8.04 Absence of Breach of Tax Matters Agreement Representations and Warranties. The representations and warranties of NBC and NBC Holdings in the Tax Matters Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if then made, except to the extent that such representations and warranties describe a condition at a specified time or date, in which case such representations and warranties shall be true and correct as of such time or date.

     8.05 Absence of Proceedings. No Judgment shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing, or seeking to enjoin or prevent, the consummation of the transactions contemplated hereby.

     8.06 Reorganization Transactions. Each of the Reorganization Transactions shall have been, or shall contemporaneously be, consummated.

     8.07 Registration Rights Agreement. Cablevision and GE shall have entered into the Registration Rights Agreement.

     8.08 Listing of GE Stock. The GE Shares shall have been listed, subject to notice of issuance, on the NYSE.

     8.09 MGM Closing. The closing under the NBC-MGM Agreement shall have occurred simultaneously with the Closing.

     8.10 Related Agreements. Each of the Related Agreements shall have been executed and delivered by the parties thereto, other than Cablevision and its Affiliates, and shall be in full force and effect as at the Closing.

9.   Covenants.

     9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the others to exercise, and to cause its Affiliates to exercise, reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder. Without changing the parties' obligations under this Section 9.01, it is the mutual intention of the parties hereto that the Closing hereunder occur on or prior to December 31, 2002; provided that the failure of the Closing to occur prior to December 31, 2002 shall not in and of itself (i) constitute a breach by any party hereto in any respect or (ii) relieve any party of its obligations hereunder. Each party shall use reasonable commercial efforts to notify promptly the others if it shall learn that any conditions to performance of any party will not be fulfilled.

     9.02 Compliance with HSR Act and Rules; Foreign Antitrust Laws.

          (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules and any Foreign Antitrust Laws set forth in Schedule 4.02 which require notification to or approval by the relevant Governmental Authority prior to Closing are applicable to the transactions contemplated hereby, the waiting period or notification specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby and any required approvals shall have been obtained.

          (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR Report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging mutual information required to be disclosed therein) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Cablevision and NBC Holdings, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

          (c) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ by an action to stay or enjoin such consummation, then either Cablevision or NBC Holdings shall have the right to terminate this Agreement unless the other of such parties, at its sole cost and expense, elects to contest such action, in which case the noncontesting party shall cooperate with the contesting party and assist the contesting party, as reasonably requested, to contest such action until such time as either party terminates this Agreement under this Section or Article 12. In the event that such a stay or injunction is granted (preliminary or otherwise), then either NBC Holdings or Cablevision may terminate this Agreement by prompt written notice to the other. If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then such party may terminate this Agreement by prompt written notice to the other party.

          (d) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under any applicable Foreign Antitrust Laws relating to the filing or furnishing of information to any Governmental Authority with jurisdiction over such Foreign Antitrust Laws, the parties' actions to include, without limitation, (i) filing or causing to be filed any reports or other materials under any applicable Foreign Antitrust Laws required to be filed by them, or by any other Person that is part of the same "person" (as defined in such Foreign Antitrust Laws) or any of them, and taking all other action required by such Foreign Antitrust Laws; (ii) coordinating the filing of such reports or other materials under applicable Foreign Antitrust Laws (and exchanging mutual information required to be disclosed therein) so as to present such reports at the time selected by the mutual agreement of Cablevision and NBC Holdings, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by any Governmental Authority with jurisdiction over such Foreign Antitrust Laws or by a court and assisting the other parties to so comply.

          (e)  To effectuate the intent of the foregoing provisions of this
     Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party. Without limiting the generality of the foregoing, each party shall promptly notify the other party of any written communication to that party from any of the foregoing Governmental Authorities, in each case, concerning the filings and other requirements of this Section 9.02.

          (f) To the extent that following the Closing there are any approvals or filings required under Foreign Antitrust Laws in connection with the Reorganization Transactions, Cablevision and its Affiliates will cooperate with NBC and its Affiliates in making such filings and providing information and testimony in connection therewith, and all reasonable out-of-pocket expenses incurred by Cablevision or such Affiliate after the Closing in connection therewith shall be promptly reimbursed by NBC.

     9.03 Records and Related Matters.

          (a) After the Closing, Cablevision agrees to provide reasonable access, during normal business hours for reasonable business purposes for matters relating to the Companies, at the expense of NBC Holdings, to its independent public accountants. All information obtained by NBC Holdings and its Affiliates pursuant to this Agreement and in connection with the negotiation hereof shall be kept in strict confidence by NBC Holdings and its Affiliates in accordance with the terms of the Confidentiality Agreement and Section 9.07.

          (b) Cablevision and NBC Holdings and their Affiliates shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven year period after the Closing Date with respect to all transactions of the Companies occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operations and cash flows of the business of the Companies for any period prior to the Closing. In the case of records owned by Cablevision and its Affiliates, such records shall be made available at Cablevision's executive office, and in the case of records owned by NBC Holdings and its Affiliates, such records shall be made available at the office at which such records are maintained.

     As used in this Section 9.03, the right of inspection includes the right to make copies for reasonable business purposes.

          (c) Outside counsel to NBC will have the right to review the redacted portions of the Listed Contracts referred to in Section 3.09(c) solely for the purpose of confirming that the redacted information is pricing and other competitively sensitive information relating to services other than Bravo.

     9.04 Use of Bravo Marks. From and after the Closing, except as provided in this Section 9.04, none of Cablevision nor any of its Affiliates shall have any rights in the name "Bravo" and all derivatives thereof (all of such names, trademarks, service marks and logos being the "Bravo Marks") and that from and after the Closing, none of Cablevision nor any of its Affiliates will contest the ownership or validity of any rights of NBC, NBC Holdings, Bravo or any other Company in or to the Bravo Marks or the Owned Intellectual Property. Notwithstanding the foregoing, for a period not exceeding 90 days after the Closing, Cablevision and its Affiliates shall have the right to continue to use the Bravo Marks when used in conjunction with any names, marks and logos of Cablevision and its Subsidiaries as they are currently being used (i) on letterhead, business cards, marketing materials, pre-recorded telephone announcements and internet web sites of Cablevision and its Subsidiaries, (ii) on marquees and walls of Cablevision and its Subsidiaries, including posters and other posted marketing materials, (iii) in The Wiz stores and in Clearview Cinemas Theatres, and (iv) in videos and presentations for employees of Cablevision and its Subsidiaries, including training videos and presentations. The grant of a right to use the Bravo Marks pursuant to the previous sentence shall constitute a non-exclusive, royalty-free license to use such Bravo Marks during such 90-day period. During such 90-day period, in order to preserve the inherent value of the Bravo Marks, each of Cablevision and its Affiliates shall ensure that each use by it of the Bravo Marks shall be consistent with the use thereof, and at least equal to the quality standards prevailing, in the operation of the Business prior to the Closing.

     9.05 Salon.com. From and after the Closing Date, subject to the limitations set forth in the third sentence of this Section 9.05, NBC shall cause Bravo to make available at least 60% of the then remaining aggregate value of advertising and/or promotional inventory ("Advertising Inventory") to be delivered by or on behalf of RMHI pursuant to the Stock Purchase Agreement (the "Salon.com Stock Purchase Agreement"), dated as of December 3, 1999, between Salon.com and RMHI, which Advertising Inventory shall be so delivered by Bravo in accordance with the provisions of the Salon.com Stock Purchase Agreement. Following the Closing, NBC shall cause Bravo to provide at least $600,000 in Advertising Inventory during each calendar year (or a proportionate amount for each partial year) of the remainder of the promotional period under the Salon.com Stock Purchase Agreement; provided that up to $300,000 of such Advertising Inventory in any calendar year may be deferred by Bravo for delivery in the next calendar year during such promotional period. Notwithstanding the foregoing, the aggregate obligation of NBC to cause Bravo to provide Advertising Inventory during the promotional period hereunder shall not exceed $5,100,000. From and after the Closing Date, NBC shall cause Bravo to consult with RMHI on an annual basis to coordinate the creation of an annual advertising plan consistent with the foregoing to be submitted to Salon.com by RMHI pursuant to the Salon.com Stock Purchase Agreement, and shall cause Bravo to deliver Bravo's share of such Advertising Inventory in accordance with each such plan (as such annual plan may be revised with Bravo's consent, which shall not be unreasonably withheld, to any revision that affects Bravo). NBC shall also cause Bravo to deliver to RMHI within 10 days after the end of each calendar quarter, during the remainder of the promotional period a statement setting forth the Advertising Inventory so delivered by Bravo during the preceding calendar quarter containing the information relating thereto specified in the Salon.com Stock Purchase Agreement, for inclusion by RMHI in its quarterly report to Salon.com of aggregate Advertising Inventory delivered during such quarter. In sole consideration of such commitment by NBC, at or as promptly as practicable following the Closing, RMHI shall transfer to the Surviving Corporation or BHC (as requested by NBC) 675,000 shares of common stock of Salon.com (as adjusted to reflect any stock split, combination, transaction, dividend, or other distribution which may have occurred subsequent to the date of the Salon.com Stock Purchase Agreement). Prior to the Closing, Cablevision shall cause Bravo to continue delivering Advertising Inventory in the manner set forth in Bravo's 2002 media plan submitted to Salon.com by Bravo and thereafter in a manner consistent with past practice.

     9.06 Benefit of Contracts.

          (a) Cablevision and NBC Holdings agree that, except for contracts relating to the licensing or acquisition of programming, in the event that any consent, approval or authorization necessary to preserve for the Business, Bravo or any other Company any right or benefit under any Contract to which Cablevision or one of its Affiliates, Bravo or any other Company is a party is not obtained prior to the Closing, Cablevision will, subsequent to the Closing, cooperate with NBC Holdings, Bravo or any such other Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Cablevision shall use its reasonable commercial efforts (which shall not require Cablevision to incur out-of-pocket expenses or assume additional Liabilities or to forego any rights or modify any right or benefit in any manner adverse to Cablevision) to provide NBC Holdings, Bravo or such other Company, as the case may be, with the rights and benefits of the affected Contract for the term of such Contract, and, if Cablevision provides such rights and benefits, NBC Holdings, Bravo or such other Company, as the case may be, shall assume the obligations and burdens in connection therewith.

          (b) (i) On or prior to the Closing Date, Cablevision shall, and shall cause the Companies to cause the assignment to Cablevision (or one or more of the Cablevision Companies) of the Programming Agreements listed on
     Schedule 9.06(b)(i).

               (ii) From the date hereof and through the period ending six months following the Closing, Cablevision shall, and shall cause the Companies to, (A) use their commercially reasonable efforts to obtain all consents from third parties necessary to cause the assignment to Cablevision (or one or more of the Cablevision Companies) of the Programming Contracts listed on Schedule 9.06(b)(ii)(A), in each case subject to the Closing and effective as of the later of the Closing and the date of such assignment; (B) use their commercially reasonable efforts to obtain all consents from third parties necessary to permit the Companies to exhibit the films under the Programming Contracts listed on Schedule 9.06(b)(ii)(B) from and after Closing; and (C) use their commercially reasonable efforts to obtain all consents from third parties necessary to permit the Cablevision Companies to exhibit the films under the Programming Contracts listed on Schedule 9.06(b)(ii)(C) from and after the Closing. For purposes of this
          Section 9.06(b), the use of commercially reasonable efforts shall not require any Person to incur out-of-pocket expenses or assume additional Liabilities or to forego any rights or modify any right or benefit in any manner adverse to such Person.

     9.07 Confidentiality.

          (a) The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the parties under this Section 9.07(a) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

          (b) From and after the Closing and except as required by Law, Cablevision agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors ("Representatives") to treat and hold as confidential all Competitively Sensitive Bravo Information. In the event that Cablevision or any such Representative becomes legally compelled to disclose any Competitively Sensitive Bravo Information, Cablevision or such Representative shall provide NBC Holdings with prompt written notice of such requirement so that NBC Holdings may seek a protective order or other remedy or waive compliance with this Section 9.07 and, in the event that such protective order or other remedy or waiver is not obtained, Cablevision or such Representative shall furnish only that portion of such Competitively Sensitive Bravo Information which is legally required to be provided and exercise reasonable commercial efforts to obtain assurances that confidential treatment will be accorded such Competitively Sensitive Bravo Information. Notwithstanding the foregoing restriction in this Section 9.07(b), Cablevision and its Representatives may disclose Competitively Sensitive Bravo Information to prospective banks or other lenders, underwriters, investors, partners, members, or purchasers of all or a portion of the businesses of Cablevision or its Subsidiaries so long as (i) such Persons agree to maintain the confidentiality thereof on customary terms and (ii) Cablevision redacts, to the greatest extent feasible, Competitively Sensitive Bravo Information in any documents made available to such Persons. The term "Competitively Sensitive Bravo Information" means the following non-public information relating exclusively to the Business or the Companies: (i) the economic and other business terms of Affiliation Agreements; (ii) pricing information with respect to advertising sales, and (iii) salary and other personal information concerning Transferred Employees. Competitively Sensitive Bravo Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Cablevision or its Representatives or (y) becomes available to Cablevision on a non-confidential basis from a source other than NBC Holdings or any of its Representatives, provided that such source is not known by Cablevision to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to NBC Holdings or any other party with respect to such information or (z) commencing on the date that is 12 months after the Closing, information referred to in clause (ii) of the definition of Competitively Sensitive Bravo Information.

          (c) From and after the Closing, NBC Holdings agrees to, and shall cause its Representatives to, (i) treat and hold as confidential all proprietary information concerning the Cablevision Companies, the Companies or their respective assets, business, financial condition and operations (other than any of such information exclusively relating to the Business and the Companies) furnished to NBC Holdings or its Representatives in connection with this Agreement, including pursuant to Sections 5.02, 9.03(a) and 9.03(b), and the transactions contemplated hereby (the "Cablevision Proprietary Information"), (ii) in the event that NBC Holdings or any such Representative becomes legally compelled to disclose any such Cablevision Proprietary Information, provide Cablevision with prompt written notice of such requirement so that Cablevision may seek a protective order or other remedy or waive compliance with this Section 9.07, (iii) in the event that such protective order or other remedy or waiver is not obtained, furnish only that portion of such Cablevision Proprietary Information which is legally required to be provided and exercise reasonable commercial efforts to obtain assurances that confidential treatment will be accorded such Cablevision Proprietary Information. The term Cablevision Proprietary Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by NBC Holdings or its Representatives,
     (y) was within the possession of NBC Holdings prior to its being furnished to NBC Holdings by or on behalf of Cablevision pursuant hereto, provided that the source of such information was not known by NBC Holdings to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Cablevision or any other party with respect to such information or (z) becomes available to NBC

     Holdings on a non-confidential basis from a source other than Cablevision or any of its Representatives, provided that such source is not known by NBC Holdings to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to Cablevision or any other party with respect to such information.

     9.08 Insurance. Following the Closing, the Companies shall be entitled to the benefit of any occurrence-based insurance policies maintained by Cablevision or its Affiliates for the benefit of the Companies or the Business prior to the Closing Date set forth on Schedule 3.16, including but not limited to any and all rights of indemnity and the right to be defended by or at the expense of the insurer, covering any loss, liability, damage or claim relating to any of the Companies or the Business arising out of occurrences on or prior to the Closing Date (including, without limitation, those current claims set forth on Schedule 3.12). Cablevision will cooperate with the Companies in submitting claims (and pursuing claims previously made), will use its commercially reasonable efforts to obtain recoveries for the Companies with respect to claims pursuant to property insurance policies and will remit to the Companies any recovery obtained by it pursuant to such claims.

     9.09 Termination of Agreements. Upon the Closing hereunder, the Stockholders' Agreement, dated as of October 6, 2000, by and among Cablevision, CSC Holdings, NBC and NBC Holdings (the "Stockholders' Agreement") and the Registration Rights Agreement, dated as of October 6, 2000, between Cablevision and NBC Holdings (the "NBC Registration Rights Agreement") and all of the rights and obligations of the parties thereunder shall be terminated without any further action by any party hereto or thereto.

     9.10 Magno Contract. From the Closing until the earlier of June 30, 2003 or the termination of the Magno Agreement (provided that such termination is not earlier than the termination of the Transition Services Agreement), Cablevision shall cause RMHI to make available to Bravo all rights (including, without limitation, the use of all services and facilities) under the Agreement between RMHI and Magno Sound, Inc. ("Magno"), dated as of January 1, 2000, as modified and extended under a Modification and Extension Agreement, dated as of December 31, 2001, between RMHI and Magno (the "Magno Agreement"), in all material respects in accordance with past practices (the "Magno Rights"). NBC shall cause Bravo to pay to RMHI $18,292 per month (pro rated for any partial month) as consideration for the Magno Rights, such payment to be made on the last Business Day of each month during such period; provided, that if RMHI is unable to provide all of the Magno Rights to Bravo due to RMHI's failure to obtain any required consent to such arrangement, then Bravo shall have no payment obligation to RMHI and RMHI shall have no obligation to make the Magno Rights available to Bravo. In the event of an early termination of the Magno Agreement, Bravo's payment obligation hereunder shall terminate. Neither NBC nor Bravo shall have any payment obligation in connection with the termination of the Magno Agreement other than payments owing as specified herein in respect of the Magno Rights.

     9.11 BHC Convertible Preferred Stock. NBC and NBC Holdings shall not, and NBC and NBC Holdings shall cause their respective Affiliates not to, solicit any repurchase of any of the BHC Convertible Preferred Stock to be issued in step 14 of the Reorganization Transactions prior to the fifth (5th) anniversary of the Closing Date.

10. Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.

     10.01 Survival of Representations, Warranties, Covenants and Other Agreements.

          (a) Each of the representations and warranties of Cablevision, NBC and NBC Holdings contained in this Agreement and the covenants and agreements of the parties hereto set forth in Sections 5.01, 5.05 and 5.07 shall survive the Closing for a period of eighteen months following the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.03(b), 3.03(c) and 4.03 shall survive the Closing indefinitely, (ii) the representations and warranties contained in Section 3.11 shall survive the Closing for the applicable statute of limitations (including any extensions thereof), (iii) the representations and warranties contained in Section 3.19(c) shall survive the Closing for a period of 36 months following the Closing Date, and (iv) the representations and warranties in Section 4.08 shall survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions thereof). If written notice of a claim has been given prior to the expiration of the applicable representations, warranties or covenants, then the relevant representations, warranties or covenants shall survive as to such claim, until such claim has been finally resolved.

          (b) The covenants and agreements of the parties hereto set forth in Sections 5.02, 5.03, 5.04, 5.06, 9.01 and 9.02(a), (b), (c), (d) and (e)
     shall terminate on the Closing and each of the other covenants and agreements of the parties hereto other than those specifically referred to in Section 10.01(a) or this Section 10.01(b) shall survive the Closing until such covenant or agreement is fully complied with.

     10.02 Indemnification by Cablevision.

          (a) Indemnity. Subject to Sections 10.01, 10.02(b) and 10.02(c), Cablevision agrees to indemnify, defend and hold harmless GE Merger Sub, NBC, NBC Holdings, their respective Affiliates (including, for the avoidance of doubt, Bravo, BHC and B2HC after the Closing) and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns, on an After-Tax Basis, from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal fees) (collectively,

     "Losses") to which they may become subject as a result of (i) any and all breaches of a representation or warranty of Cablevision in this Agreement (other than Sections 3.03(b), 3.03(c), 3.04(e)(iii) and 3.19(c)), (ii) any
     and all breaches of a representation or warranty of Cablevision in Sections 3.03(b), 3.03(c), 3.04(e)(iii) or 3.19(c) of this Agreement, (iii) the nonperformance or breach of any covenants or agreements of Cablevision in
     Section 5.01 of this Agreement, (iv) the nonperformance or breach of any covenants or agreements of Cablevision in this Agreement (other than Section 5.01), (v) the Actions described in paragraph (d) of Schedule 3.12 and any similar Actions commenced by present or former shareholders of Cablevision (other than Actions in which GE or any of its Affiliates is a party other than as a passive member of a class or putative class prior to the expiration of the opt-out period), (vi) any IFC Liabilities, or (vii) any of the matters disclosed on Schedule 3.14.

          (b) For the purposes of seeking indemnity pursuant to Section 10.02(a)(i) and (ii), the representations and warranties of Cablevision will be interpreted without giving effect to any qualifications or limitations as to "materiality" or "Company Material Adverse Effect", except that "materiality" shall not be read out (i) for purposes of Section 3.09(d) or Section 3.09(e), (ii) for purposes of determining whether any matter is required to be listed on Schedule 3.09 pursuant to Section 3.09(a) or Schedule 3.20 pursuant to Section 3.20(a), (iii) for purposes of determining whether there has been a breach of a representation or warranty requiring one or more items to be made available to NBC Holdings pursuant to Section 3.09(c), or (iv) for purposes of determining whether there has been a breach of a representation or warranty requiring that information set forth on a schedule pursuant to Section 3.07(b) or Section 3.20(b) be accurate in all material respects. For the avoidance of doubt, if a matter was required to be listed on one of the foregoing schedules because it meets the materiality standard (and any other requirements) for disclosure on such schedule and such matter was not listed, then a breach of such representation will have occurred. On the other hand, if a matter was not required to be listed on one of the foregoing schedules because it did not meet the materiality standard for disclosure on such schedule, such representation will not be deemed to have been breached by virtue of such matter not being listed on the schedule for that reason.

          (c) Payment. Any obligations of Cablevision under the provisions of this Article 10 shall be paid in cash promptly to the Cablevision Indemnified Party by Cablevision (except that any payment after the Closing with respect to a Loss of NBC Holdings shall be paid to BHC and the Surviving Corporation in proportion to the BHC Percentage and the B2HC Percentage) and, if paid after the Closing, shall represent (i) a retroactive adjustment to the Exchanges if paid to a party other than BHC or the Surviving Corporation or (ii) a retroactive contribution to capital if paid to BHC or the Surviving Corporation. The amount of such payment (and adjustment) shall be equal, on an After-Tax Basis, to the amount of the Loss incurred by the Cablevision Indemnified Party on account of the matter for which indemnification is required hereunder less the amount of any payments actually received by such Cablevision Indemnified Party pursuant to any third-party insurance policy or similar arrangement after giving effect to any retroactive premium adjustments or similar costs payable to third parties. Notwithstanding anything contained herein to the contrary, the right of a Cablevision Indemnified Party to be indemnified pursuant to Section 10.02(a)(i) and 10.02(a)(iii) shall be limited as follows: (i) a Cablevision Indemnified Party shall only be entitled to indemnification to the extent that, and shall not be entitled to any indemnification until, the aggregate of all amounts subject to indemnification exceeds $25,000,000 (and then only for the amount by which such Losses exceed that amount), (ii) as to any particular indemnity claim or series of indemnity claims arising out of the same or related facts, events or circumstances, a Cablevision Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such indemnity claim or series of related indemnity claims equals or exceeds $100,000, in which case the Cablevision Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims, and (iii) the maximum amount that Cablevision will be required to pay in respect of all claims by all parties is $250,000,000. For the avoidance of doubt, the monetary limitations set forth in the preceding sentence shall not apply to any claim for indemnification pursuant to Section 10.02(a)(ii), 10.02(a)(iv), 10.02(a)(v), 10.02(a)(vi) or 10.02(a)(vii).

     10.03 Indemnification by NBC Holdings, NBC and GE Merger Sub.

          (a) Indemnity. Subject to Sections 10.01, 10.03(b) and 10.03(c), NBC Holdings, NBC and GE Merger Sub agree, jointly and severally, to indemnify, defend and hold harmless or, after the Closing, to cause BHC and the Surviving Corporation in proportion to the BHC Percentage and the B2HC Percentage to indemnify, defend and hold harmless, Cablevision, its Affiliates and their respective shareholders, partners, directors, officers, employees, agents, successors and assigns (an "NBC Holdings Indemnified Party"), on an After-Tax Basis, from and against all Losses to which they may become subject as a result of (i) any and all breaches of a representation or warranty by NBC or NBC Holdings in this Agreement (other than Sections 4.03, 4.05 and 4.08), (ii) any and all breaches of a representation or warranty by NBC or NBC Holdings in Section 4.03, 4.05 or
     4.08 in this Agreement, or (iii) the nonperformance or breach of any covenant or agreement of NBC Holdings or NBC contained herein.

          (b) For the purposes of seeking indemnity pursuant to Section 10.03(a)(i) and (ii), the representations and warranties of NBC and NBC Holdings will be interpreted without giving effect to any qualifications or limitations as to "materiality", "NBC Material Adverse Effect" or "GE Material Adverse Effect".

          (c) Payment. Any obligations of NBC Holdings, NBC and GE Merger Sub under the provisions of this Article shall be paid in cash promptly to the NBC

     Holdings Indemnified Party by NBC Holdings, NBC and GE Merger Sub or, subject to Section 2.07(b), in the case of a post-Closing payment, by NBC Holdings, NBC and GE Merger Sub causing BHC and the Surviving Corporation to make such prompt payment in cash and shall represent a retroactive adjustment to the Exchanges. The amount of such payment (and adjustment) shall be equal, on an After-Tax Basis, to the amount of the Loss incurred by the NBC Holdings Indemnified Party on account of the matter for which indemnification is required hereunder less the amount of any payments actually received by such NBC Holdings Indemnified Party pursuant to any third-party insurance policy or similar arrangement after giving effect to any retroactive premium adjustments or similar costs payable to third parties. Notwithstanding anything contained herein to the contrary, the right of an NBC Holdings Indemnified Party to be indemnified pursuant to
     Section 10.03(a)(i) shall be limited as follows: (i) a NBC Holdings Indemnified Party shall only be entitled to indemnification to the extent that, and shall not be entitled to any indemnification until, the aggregate of all amounts subject to indemnification exceeds $25,000,000 (and then only for the amount by which such Losses exceed that amount), (ii) as to any particular indemnity claim or series of indemnity claims arising out of the same or related facts, events or circumstances, an NBC Holdings Indemnified Party shall be entitled to seek indemnity for such claim or claims only if such indemnity claim or series of related indemnity claims equals or exceeds $100,000, in which case the NBC Holdings Indemnified Party shall be entitled to seek indemnity for the full amount of such claim or claims, and (iii) the maximum amount that NBC and NBC Holdings will be required to pay in respect of all claims by all parties is $250,000,000. For the avoidance of doubt, the monetary limitations set forth in the preceding sentence shall not apply to a claim for indemnification pursuant to Section 10.03(a)(ii) or 10.03(a)(iii).

     10.04 Third Party Claims, Etc. If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted against any indemnified party ("Indemnitee") by a third party, it shall be a condition to the obligations under this Article that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section 13.05; provided, however, that the failure to so notify the Indemnitor shall not affect the rights to indemnification hereunder with respect thereto so long as written notice of a claim is given prior to the expiration of the applicable representations, warranties or covenants except to the extent that the Indemnitor is actually prejudiced by such failure. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation in connection with such defense. If the Indemnitor fails to assume control of the negotiations prior to litigation or the defense of such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. If the Indemnitor has reasonably concluded, based on the written advice of counsel, that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor, then the Indemnitee shall be entitled to retain one separate firm of counsel reasonably acceptable to the Indemnitor, in which case the reasonable fees, disbursements and charges of such counsel will be at the expense of the Indemnitor. If the Indemnitor has assumed control of the negotiations or defense and has not notified the Indemnitee that it has concluded that there exists a conflict of interest contemplated by the prior sentence, an Indemnitee may deliver a written request to Indemnitor for confirmation that the Asserted Claim is covered by the Indemnitor's indemnification obligation under this Article 10. If the Indemnitor denies that the Asserted Claim is so covered or fails to respond to such request by the twentieth day following the later of the date of delivery of the written request or the date of commencement of the action in respect thereof, then the Indemnitee shall be entitled to retain one separate firm of counsel reasonably acceptable to Indemnitor to be kept informed of, and consulted with respect to, developments relating to the legal proceedings relating to the Asserted Claim and the reasonable fees, disbursements and charges of such counsel to Indemnitee will initially be at the expense of Indemnitee but with the understanding that (i) if it is subsequently determined that the Asserted Claim was covered by Indemnitor's indemnification obligation under this Article 10 or (ii) Indemnitor effects a settlement with the Person pursuing the Asserted Claim, Indemnitor shall be obligated to repay Indemnitee for all such fees, disbursements and charges. If Indemnitor is responsible for repayment pursuant to clause (i) of the immediately preceding sentence, then the repayment shall include interest on the repaid amounts at 6% per annum from the date of incurrence to the date of payment. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld. If an Indemnitee asserts a claim for indemnification hereunder in respect of an Asserted Claim as to which an action has been brought against the Indemnitee, the Indemnitee shall upon the written request of the Indemnitor, promptly implead, commence an action over or take such other comparable procedural step as may be available to the Indemnitee to make the Indemnitor party to such action.

     Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume the defense of any Asserted Claim (and shall be liable for the fees and expenses of counsel reasonably acceptable to Indemnitor incurred by the Indemnitee in defending such Asserted Claim) if the Asserted Claim seeks an order, injunction or other equitable relief against the Indemnitee that would materially adversely affect the Business and that is the only claim made or that cannot be separated from any related claim for money damages. The Indemnitor shall also be entitled to participate in the defense of such claim at its own expense. If such claim for an order, injunction or other equitable relief can be so separated from that for money damages, the Indemnitor shall be entitled to assume the defense of the portion relating to money damages.

     If the Closing occurs, the indemnification provided for in this Article 10 shall be the exclusive remedy of any party in respect of inaccuracy in any representations and warranties contained herein.

11.  Further Assurances.

     From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other parties and take such other actions as the other parties reasonably may request to effect the purposes and intent of this Agreement. This Article 11 is not intended to extend the period for performance of Cablevisions's obligations pursuant to Section 9.06(b)(ii).

12.  Closing.

     12.01 Closing. The Closing shall take place at the offices of Sullivan & Cromwell, 375 Park Avenue, New York, New York 10152 at 10:00 a.m., local time, on the fifth Business Day after all consents required as conditions to the sale as provided in Sections 7.01 and 8.01 have been received (the "Closing Date"); provided, however, that if the Closing shall not have occurred prior to March 31, 2003 (the "Outside Date"), then any party (other than a party whose material breach or default of its obligations under this Agreement has caused the Closing not to occur by such Outside Date) may terminate this Agreement upon and effective as of the date of written notice to the other parties. At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to effect the Exchanges of securities and the delivery of securities in the B2HC Merger.

     12.02 Termination. (a) In addition to the termination provided for in
Section 12.01, this Agreement may be terminated prior to Closing and the transactions contemplated hereby may be abandoned:

               (i) At any time, by the mutual written agreement of NBC Holdings and Cablevision;

               (ii) by NBC or NBC Holdings, upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Cablevision set forth in this Agreement, such that the conditions set forth in Section 7 of this Agreement cannot be satisfied on or prior to the Outside Date;

               (iii) by Cablevision, upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of NBC or NBC Holdings set forth in this Agreement, such that the conditions set forth in Section 8 of this Agreement cannot be satisfied on or prior to the Outside Date;

               (iv) By Cablevision or NBC Holdings, upon and effective as of the date of written notice to the other, pursuant to the termination provisions of Section 9.02.

          (b) In the event of the termination of this Agreement as provided in this Section 12.02 or pursuant to Section 12.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except (i) that the provisions of Section 13 shall survive a termination of this Agreement, and (ii) nothing shall relieve either party from liability for any breach or default hereunder.

13.  Miscellaneous.

     13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

     13.02 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement, the Related Agreements and other than any writing signed by a party, dated on or prior to the date of this Agreement and which expressly refers to this Section 13.02. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, such Confidentiality Agreement, such Related Agreements or any such writing, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein and each party expressly agrees that it has not relied upon any such representation, promise, inducement or statement of intent.

     13.03 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned other than (a) by operation of Law, (b) with the written consent of the other parties, such consent not to be unreasonably withheld, or (c) to a Person that acquires all or substantially all of a party's assets and assumes all of the party's obligations hereunder.

     13.04 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This

Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     13.05 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to and received by a party when delivered in person, faxed (with confirmation of transmission by the transmitting equipment) or three Business Days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one Business Day after delivery to a nationally recognized overnight courier service, and addressed as follows:

         If to Cablevision
         or its Affiliates:    Cablevision Systems Corporation
                               1111 Stewart Avenue
                               Bethpage, New York  11714
                               Telephone:  (516) 803-2300
                               Facsimile:  (516) 803-2577
                               Attention:  General Counsel

               copies to:      Sullivan & Cromwell
                               125 Broad Street
                               New York, New York 10004
                               Telephone:  (212) 558-4000
                               Facsimile:  (212) 558-3588
                               Attention:  John P. Mead

         If to NBC Holdings
         or its Affiliates:    NBC-Rainbow Holding, Inc.
                               c/o National Broadcasting Company, Inc.
                               30 Rockefeller Plaza
                               Telephone:  (212) 664-3822
                               Facsimile:  (212) 664-3745
                               Attention:  EVP - Business Development

               copies to:      National Broadcasting Company, Inc.
                               30 Rockefeller Plaza
                               Telephone:  (212) 664-3307
                               Facsimile:  (212) 664-2147
                               Attention:  Vice President - Corporate &
                                             Transactions Law
               copies to:      Shearman & Sterling
                               599 Lexington Ave.
                               New York, New York 10022
                               Telephone:  (212) 848-4000
                               Facsimile:  (212) 848-7179
                               Attention:  John A. Marzulli, Jr.

     Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.05.

     13.06 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

     13.07 Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in any party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

     13.08 Third Party Beneficiary. Except with respect to Indemnified Parties under Article 10, this Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

     13.09 Governing Law; Choice of Forum; Waiver of Jury Trial.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

          (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

          (c) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.09.

     13.10 Press Releases. No press release or other public information relating to the transactions contemplated in this Agreement shall be made or disclosed by any party hereto without the prior written consent of the other parties; provided, however, that any party may disclose such information if reasonably deemed by legal counsel for such party to be required by Law or the rules of any stock exchange on which such party's common stock is listed; provided further that such party shall notify the other parties as soon as reasonably practicable prior to the issuance of such press release.

     13.11 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

                            (SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               CABLEVISION SYSTEMS CORPORATION


                               By: /s/ Andrew Rosengard
                                   ----------------------------

                               BRAVO HOLDING CORPORATION


                               By: /s/ Hank Ratner
                                   ----------------------------


                               BRAVO II HOLDING CORPORATION


                               By: /s/ Hank Ratner
                                   ----------------------------



                               RAINBOW MEDIA GROUP, LLC


                               By: /s/ Hank Ratner
                                   ----------------------------



                               NATIONAL BROADCASTING COMPANY, INC.


                               By: /s/ Lawrence P. Tu
                                   ----------------------------



                               NBC-RAINBOW HOLDING, INC.


                               By: /s/ Lawrence P. Tu
                                   ----------------------------



                               APPLAUSE ACQUISITION CORPORATION


                               By: /s/ Lawrence P. Tu
                                   ----------------------------

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

          REGISTRATION RIGHTS AGREEMENT, dated as of [CLOSING DATE], between Cablevision Systems Corporation, a Delaware corporation (the "Cablevision"), on the one hand, and General Electric Company, a New York corporation (the "Company"), on the other hand.

          WHEREAS, Cablevision currently owns and may in the future receive additional shares (the "Shares") of common stock, par value $0.06 per share, of the Company (the "Common Stock") issued or to be issued to it pursuant to the Agreement and Plan of Merger and Exchange dated as of November 4, 2002 (the "Exchange Agreement") by and among Cablevision, Bravo Holding Corporation, a Delaware corporation, Bravo II Holding Corporation, a Delaware corporation, Rainbow Media Group, LLC, a Delaware limited liability company, National Broadcasting Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("NBC"), NBC-Rainbow Holding, Inc., a California corporation and a wholly owned subsidiary of NBC, and Applause Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company;

          WHEREAS, the Company and Cablevision desire to have the Shares received by Cablevision pursuant to the Exchange Agreement be subject to the rights described herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

               1. Definitions. (a) As used herein, the following terms shall have the following meanings:

          "Agreement" shall mean this Registration Rights Agreement, as amended, supplemented or otherwise modified from time to time.

          "Business Day" shall mean any day other than a Saturday, Sunday or other day which the New York Stock Exchange (or, if different, the principal exchange on which the Shares are traded) is not open for trading.

          "Commission" shall mean the Securities and Exchange Commission.

          "Company" shall have the meaning set forth in the preamble and shall also include the Company's successors.

          "Cablevision" shall have the meaning set forth in the preamble and shall also include Cablevision's successors.

          "Derivative Securities" shall mean any derivative or hedging security or instrument including, without limitation, any rights, warrants, convertible or exchangeable securities or other securities issued by a Derivative Securities Issuer, that are offered with, convertible into, or exchangeable or exercisable for or payable with, Common Stock or prepaid forward or similar contracts entered into by a Stockholder with respect to Common Stock.

          "Derivative Securities Issuer" shall mean (a) a Stockholder, (b) any of affiliate of a Stockholder, or (c) any financial institution issuing Derivative Securities for the benefit of a Stockholder or any of its affiliates in a transaction in which the net proceeds or economic benefit of such Derivative Securities will be received by a Stockholder or an affiliate of a Stockholder.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          "Permitted Transferee" shall mean any Subsidiary of Cablevision Systems Corporation.

          "Person" means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, organization or other entity.

          "Prospectus" shall mean the prospectus included in the Registration Statement, including any preliminary prospectus, and any such prospectus as supplemented by any prospectus supplement with respect to the terms of the offering of any of the Registrable Securities, and by all other amendments and supplements to such prospectus, and in each case including all documents incorporated by reference therein.

          "Register", "Registered" and "Registration" refer to a registration of Registrable Securities effected by preparing and filing a Registration Statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such Registration Statement.

          "Registrable Securities" shall mean (i) the Shares received by the Stockholder pursuant to the Exchange Agreement and (ii) any securities of the Company issued or issuable with respect to any Shares referred to in clause (i) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) they shall have been distributed to the public pursuant to Rule 144 or Rule 145 (or any successor provision) under the Securities Act, (y) such securities may be resold pursuant to Rule 144 or Rule 145 under the Securities Act (or any successor provision) without any limitation (including, without limitation, without the necessity of any filing thereunder) and without qualification under any state securities or "blue sky" law then in effect, or the use of an applicable exemption therefrom and, in each case, the Company has notified the transfer agent of the Common

Stock that any restrictive legend on such shares of Common Stock may be removed in connection with a transfer thereof; or (z) they shall have ceased to be outstanding.

          "Registration Expenses" shall mean all expenses incident to the performance of or compliance with this Agreement by any party, including, without limitation, all Registration, filing and National Association of Securities Dealers, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered, any fees and disbursements of underwriters, all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities and any other registration expenses incident to the registration of the Registrable Securities issued to the Stockholder.

          "Registration Statement" shall mean the registration statement of the Company on Form S-3 (or, if the Company is not then eligible for Form S-3, such other form for which the Company then qualifies) which is filed by the Company with the Commission in accordance with Section 2 below. The term "Registration Statement" shall also include all exhibits and financial statements and schedules and documents incorporated by reference in such Registration Statement when it becomes effective under the Securities Act, and in the case of references to the Registration Statement as of a date subsequent to the effective date, as amended or supplemented as of such date.

          "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

          "Stockholder" means Cablevision and, except where the context clearly indicates otherwise, includes any other Person:

          (i) to whom any Registrable Securities or any rights to acquire any Registrable Securities are transferred by any Person that was, immediately prior to such transfer, a Stockholder;

          (ii) who continues to hold such Registrable Securities or the right to acquire such Registrable Securities;

          (iii) to whom the transferring Stockholder has assigned any of its rights under this Agreement, in whole or in part, in accordance with the provisions of Section 13 of this Agreement with respect to such Registrable Securities; and

          (iv) who has executed a counterpart hereof in connection with the transfer of such Registrable Securities.

                    (b) Capitalized terms used herein but not otherwise defined herein shall have the same meaning as in the Exchange

          Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with generally accepted accounting principles as in effect from time to time. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits. The words "hereof," "herein" and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified.

               2.   Registration Rights.

                    (a) Demand Registration. Upon receipt from Cablevision of a request for Registration hereunder delivered at any time prior to the first anniversary of this Agreement, the Company shall, subject to the terms and conditions of this Agreement, prepare and file with the Commission, and use commercially reasonable efforts to have declared effective a Registration Statement under the Securities Act relating to the offer and sale by the Stockholder(s) specified in such request through such method or methods of distribution as specified in such request and otherwise in accordance with this Agreement, of the Registrable Securities specified in such request; provided, that Cablevision shall only be permitted to make one request for Registration hereunder and the Company shall not be required to prepare and file more than one Registration Statement pursuant to this Agreement.

                    (b) Expenses. The Registration Expenses in connection with the registration effected pursuant to this Section 2 shall be borne by Cablevision, or if different, the requesting Stockholder.

               3. Registration Procedures. If the Company is required to file a Registration Statement to Register Registrable Securities under the Securities Act as provided in Section 2, the Company will:

          (i) prepare and within 60 days of the receipt of a request for Registration file with the Commission the Registration Statement required pursuant to Section 2, and use commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable thereafter. Prior to filing such Registration Statement or any amendments thereto with the Commission, the Company shall furnish to the counsel selected by Cablevision copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and the Company will comply with any reasonable request made by such counsel to make changes in any information contained in such documents relating to the Stockholder;

          (ii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until the earliest of (A) the termination of this Agreement pursuant to Section 17 and (B) such time as all of such securities have been disposed of;

          (iii) furnish to the Stockholder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement and any supplements thereto and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as the Stockholder may reasonably request;

          (iv) use all reasonable efforts to register or qualify all Registrable Securities registered pursuant to such Registration Statement under such other securities or blue sky laws of such jurisdictions as the Stockholder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Stockholder to consummate the disposition in such jurisdictions of the securities owned by the Stockholder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, to be subject to taxation or to consent to general service of process in any such jurisdiction;

          (v) use all reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Stockholder to consummate the disposition of such Registrable Securities;

          (vi) promptly notify the Stockholder at any time when the Company becomes aware that a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of the Stockholder and subject to Section 4(b)(i) and Section 8 hereof, promptly prepare and furnish to the Stockholder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (vii) otherwise use all reasonable efforts to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission, and consider any suggestions of the Stockholder with respect to such Registration Statement or Prospectus to ensure such compliance;

          (viii) provide a transfer agent and registrar for all Registrable Securities covered by the Registration Statement not later than the effective date of the Registration Statement;

          (ix) use all reasonable efforts to list all Shares covered by such Registration Statement on any securities exchange on which the Common Stock is then listed; and

          (x) upon the reasonable request of the Stockholder, otherwise use all reasonable efforts to effect the registration of Registrable Securities under the Securities Act as provided in Section 2.

               4.   Stockholder's Obligations.

                    (a) Furnishing Information. The Stockholder shall furnish to the Company such information regarding the Stockholder and the distribution proposed by it as the Company may reasonably request, including, without limitation, providing the Company with questionnaires as are customary for similar transactions, and which the Company may reasonably request or as may be required by applicable securities laws and regulations, and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. The Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company or of the happening of any event, in either case as a result of which any Prospectus relating to such registration contains an untrue statement of a material fact regarding the Stockholder or the distribution of such Registrable Securities or omits to state any material fact regarding the Stockholder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to furnish to the Company promptly any additional information required to correct and update any previously furnished information or required such that such Prospectus shall not contain, with respect to the Stockholder or the distribution of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.





                    (b)  Blackouts.

          (i) The Company may, by written notice to the Stockholder, postpone any registration which is requested pursuant to Section 2 or delivery of a Prospectus pursuant to Section 3(iv), suspend sales under the Registration Statement filed hereunder or defer the updating of such filed Registration Statement if (A) the Company reasonably believes that the use or updating of such Registration Statement or such sale, as the case may be, would require disclosure of a material corporate development not otherwise required to be disclosed that the Company has a valid business purpose for not disclosing, (B) the Company is in the process of making, or preparing to make, a registered offering of securities and the Company reasonably deems it advisable to temporarily discontinue disposition of securities, or
     (C) the Company reasonably believes that disposition of securities at such time would materially interfere with the business activities or plans of the Company. In the event the Company makes any such election, the Stockholder agrees to keep confidential the fact of such election and any information provided by the Company in connection therewith.

          (ii) Notwithstanding the blackout rights set forth above in Section 4(b)(i), (A) the Stockholder shall in any event be entitled to 180 days in each calendar year that are not subject to any black-out and (B) the Company may not exercise any blackout rights for a period of ten days commencing on the effective date of the Registration Statement..

               5. Registration Statement. In connection with the preparation and filing of the Registration Statement under the Securities Act, the Company shall:

          (a) give the Stockholder and its counsel the opportunity to participate in the preparation of such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto; and

          (b) provide to a Stockholder or any other Person who participates as an underwriter in connection with the offering and sale of Registrable Securities reasonable and customary due diligence, subject to the execution and delivery of appropriate confidentiality agreements.

                6.  Indemnification.

                    (a) Indemnification By The Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless the Stockholder, each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person who controls any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Stockholder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Registrable Securities were registered under the Securities Act, any Prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse the Stockholder and each such underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceedings; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such Prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by the Stockholder for use in the preparation thereof, (ii) the use of any Prospectus after such time as the obligation of the Company to keep the same effective and current has expired, or (iii) the use of any Prospectus after such time as the Company has advised the Stockholder that the filing of a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented, and provided further that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of the matters described in (i), (ii) or (iii) above or such Person's failure to send or give a copy of the final Prospectus or supplement to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final Prospectus or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder or any such underwriter or controlling person and shall survive the transfer of such securities by the Stockholder. The Company's indemnity hereunder shall relate only to the Shares, and the Company shall otherwise have no indemnity obligations with respect to the securities issued by the Stockholder or the registration thereof.

                    (b) Indemnification By The Stockholder. The Stockholder will, and hereby does, indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section
          6) the Company, each director and officer of the Company, and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such Registration Statement, any Prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Stockholder for use in the preparation of such Registration Statement, Prospectus, or amendment or supplement thereto; provided, -------- however, that the Stockholder shall not be liable to the extent that the losses, liabilities ------- or expenses arise out of or are based upon (i) the use by the Company of any Prospectus after such time as the obligation of the Company to keep the same effective and current has expired or
          (ii) the use by the Company of any Prospectus after such time as the Stockholder has advised the Company that the filing of a post-effective amendment or supplement thereto is required with respect to any information contained in such Prospectus concerning the Stockholder, except such Prospectus as so amended or supplemented. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, or any such director, officer, or controlling person and shall survive the transfer of such securities by the Stockholder.

                    (c) Notices Of Claims, Etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.

                    (d) Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, damage or liability, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

                    (e) Additional Indemnification By The Stockholder. In the case of any registration of securities other than the Shares, it shall be a condition to the Company's obligation to proceed under this Agreement that the Stockholder shall provide, in a manner reasonably satisfactory to the Company, indemnification, contribution and other rights in favor of the Company, each director and officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act with respect to the securities issued by the Stockholder and the registration thereof, in the same manner and to the same extent as applicable to the Stockholder in the case of registrations of Registrable Securities hereunder. In addition, to the extent applicable, the Company shall furnish to the Stockholder indemnification, contribution and other rights in favor of the Stockholder, each director and officer of the Stockholder and each other Person, if any, who controls the Stockholder within the meaning of the Securities Act with respect to the written information, if any, furnished to the Stockholder by the Company for use in the preparation of the registration statement related to the registration of such other securities, in the same manner and to the same extent as applicable to the Stockholder in the case of registrations of Registrable Securities under Section 6(b).

               7. Covenants Relating To Rule 144/145. The Company will prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of such Act and the rules and regulations thereunder and will, at its expense, forthwith upon the request of the Stockholder, deliver to the Stockholder a certificate, signed by the Company's principal financial officer or his designee, stating (a) the Company's name, address and telephone number (including area code), (b) the Company's Internal Revenue Service identification number, (c) the Company's Commission file number, (d) the number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder. If at any time the Company is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, the Company at its expense will forthwith, upon the written request of the Stockholder, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act.

               8. Limitation Of Registration Rights. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, the Stockholder shall not be entitled to have any Registrable Securities registered under the Securities Act, and the Company shall not be required to keep a Registration Statement filed pursuant to Section 2 hereof in effect, if the Registrable Securities which the Stockholder expects to sell pursuant to such registration can at such time be disposed of immediately by it as permitted by Rule 144.

               9. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy if receipt is confirmed by return telecopy, or five days after being mailed by registered or certified mail, return receipt requested, in each case to the applicable addresses set forth below:

          If to Cablevision:

          Cablevision Systems Corporation
          1111 Stewart Avenue
          Bethpage, New York 11714
          Attention:  General Counsel
          Facsimile:  (516) 803-2577

          with a copy to:

          Sullivan & Cromwell

          125 Broad Street
          New York, New York 10004
          Attention: John P. Mead
          Facsimile: (212) 558-3588

          If to the Company:

          General Electric Company
          3135 Easton Turnpike, W3
          Fairfield, Connecticut 06431
          Attention:  Robert Healing
                      Eliza Fraser
          Facsimile:  [________]

          with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, New York 10022
          Attention:  John A. Marzulli, Jr. Esq.
          Facsimile:  212-848-7179

          or to such other address as such party shall have designated by notice so given to each other party.

               10. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the party against whom enforcement is sought or as expressly provided in Section 17. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               11. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

               12. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

               13. Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties. Notwithstanding the preceding sentence, the rights of Cablevision under this Agreement may be transferred or assigned without the consent of the Company to (i) Permitted Transferees and (ii) no more than three Persons that are a trust or financial institution to whom Cablevision or a Permitted Transferee enters into a Derivative Security; provided, however, that if a Permitted Transferee shall cease to be a Subsidiary of Cablevision after any transfer of rights in accordance with this Section 13, such Permitted Transferee shall immediately transfer such rights back to Cablevision and shall cease to be deemed a "Permitted Transferee" for purposes of this Agreement.

               14. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the state of New York.

               15. Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

               16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

               17. Effectiveness; Termination. This Agreement shall not be effective until such time as the Stockholder beneficially owns any Registrable Securities and no provision hereof shall have any force and effect until such time. This Agreement shall terminate and be of no further force and effect upon the earlier of (x) the disposition of all securities covered by the Registration Statement and (y) the first anniversary hereof; provided, however, that, notwithstanding this Section 17, the provisions of Section 6 shall survive the termination of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    CABLEVISION SYSTEMS CORPORATION


                                    By: ______________________________
                                    Name:
                                    Title:



                                    GENERAL ELECTRIC COMPANY


                                    By: ______________________________
                                    Name:
                                    Title:

                                    EXHIBIT C


                            FILM EXHIBITION AGREEMENT

         This Film Exhibition Agreement (this "Agreement") is made and entered into as of [CLOSING DATE], by and among Bravo Company, a general partnership organized under the laws of New York ("Bravo"), Rainbow Media Holdings, Inc., a Delaware corporation ("RMHI"), The Independent Film Channel LLC, a Delaware limited liability company ("IFC"), American Movie Classics Company, a general partnership organized under the laws of New York ("AMC") and WE: Women's Entertainment LLC, a Delaware limited liability company ("WE", and together with IFC and AMC, the "Rainbow Companies", and together with RMHI, the "Rainbow Parties").

                                    RECITALS

         WHEREAS, Bravo is the licensee under certain license agreements set forth on Annex A hereto (the "Bravo License Agreements") that contemplate, among other things, the exhibition of the film product set forth on Annex A on one or more of the Independent Film Channel programming service (the "IFC Service"), the American Movie Classics programming service (the "AMC Service") and WE:
Women's Entertainment programming service (the "WE Service, and together with the IFC Service and the AMC Service, the "Rainbow Services");

         WHEREAS, AMC is the licensee under certain license agreements set forth on Annex B hereto (the "AMC License Agreements") that contemplate, among other things, the exhibition of the film product set forth on Annex B on the Bravo programming service (the "Bravo Service", and together with the Rainbow Services, the "Services") in addition to one or more of the Rainbow Services;

         WHEREAS, IFC is the licensee under certain license agreements set forth on Annex B hereto (the "IFC License Agreements") that contemplate, among other things, the exhibition of the film product set forth on Annex B on the Bravo Service in addition to one or more of the Rainbow Services;

         WHEREAS, RMHI is the licensee under certain license agreements set forth on Annex B hereto (the "RMHI License Agreements", and together with the AMC License Agreements and the IFC License Agreements, the "Rainbow License Agreements", and together with the Bravo License Agreements, the "License Agreements") that contemplate, among other things, the exhibition of the film product set forth on Annex B on the Bravo Service and on one or more of the Rainbow Services;

         WHEREAS, the parties wish to reflect their mutual understanding relating to the arrangements by which the film product set forth on Annexes A and B (the "Titles") shall be exhibited, respectively, on one or more of the Services and the corresponding calendar periods during which such Titles may be exhibited (each, an "Exhibition Window") and the number of exhibitions ("Runs") and exhibition days ("Exhibition Days") that are available with respect to each Title.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided:

         SECTION 1. Term; Defined Terms. (a) This Agreement shall become effective on the date hereof and end on the latest expiry date of the License Agreements.

         (b) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         Affiliate of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this Agreement, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         Business Day means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

         Losses means all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal fees).

         Person means any natural person, United States federal, state, county, municipal, local or any non-U.S. or supranational government, regulatory or administrative authority, agency or commission, corporation, general or limited partner, partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

         SECTION 2. Directions as to Exhibition Windows. (a) Bravo hereby directs each of the Rainbow Companies to effect the exhibition, distribution, transmission, display, exploitation and projection (collectively, the "Exhibition" or to "Exhibit", as the context requires) of the Titles subject to the Bravo License Agreements (the "Bravo Titles") to be Exhibited on and over their respective Rainbow Service within the Exhibition Windows and for up to the number of Exhibition Days and Runs designated for each such party set forth opposite each such Bravo Title on Annex A (the "Rainbow Services Exhibitions").

         (b) AMC hereby directs Bravo to effect the Exhibition of the Titles subject to the AMC License Agreements (the "AMC Titles") to be Exhibited on and over the Bravo Service within the Exhibition Windows and for up to the number of Exhibition Days and Runs designated for Bravo set forth opposite each such AMC Title on Annex B (the "Bravo-AMC Exhibitions").

         (c) IFC hereby directs Bravo to effect the Exhibition of the Titles subject to the IFC License Agreements (the "IFC Titles") to be Exhibited on and over the Bravo Service within the Exhibition Windows and for up to the number of Exhibition Days and Runs designated for Bravo set forth opposite each such IFC Title on Annex B (the "Bravo-IFC Exhibitions").

         (d) RMHI hereby directs Bravo to effect the Exhibition of the Titles subject to the RMHI License Agreements (the "RMHI Titles", and together with the AMC Titles and the IFC Titles, the "Rainbow Titles") to be Exhibited on and over the Bravo Service within the Exhibition Windows and for up to the number of Exhibition Days and Runs designated for Bravo set forth opposite each such RMHI Title on Annex B (the "Bravo-RMHI Exhibitions").

         (e) Any Bravo Title that Bravo has directed any of the Rainbow Companies to Exhibit pursuant to this Section 2 may instead be Exhibited by any other of the Rainbow Companies through their respective Rainbow Service (or any other programming service owned by or Affiliated with RMHI), if the Bravo License Agreement applicable to the Title that is the subject of the Run permits such Exhibition.

         (f) The parties shall not take any action with respect to the Exhibition of Titles in a manner inconsistent with Annexes A and B. The appearance of a Title on an Annex does not impose any obligation on any party to Exhibit such Title.

         SECTION 3. Related Activities. (a) Bravo hereby directs that each of the Rainbow Companies undertake technical, promotional, scheduling and other activities inherent in, incident to, or otherwise reasonably related to the Exhibition of Titles, including, without limitation, the promotion of Titles, the editing, cutting, changing, altering or modification of Titles, and the language in which the Titles are Exhibited (collectively as concerns Titles, the "Related Activities") concerning the Rainbow Services Exhibitions; provided, however, that each Rainbow Company shall effect such Related Activities to the extent Bravo is permitted to effect such Related Activities under the applicable Bravo License Agreements. Unless a shorter period is specified in the relevant Bravo License Agreement with respect to a Bravo Title, the Rainbow Companies shall advertise and promote its Exhibition of a Bravo Title only within the 30-day period prior to the start of its Exhibition Window with respect to such Bravo Title.

         (b) AMC hereby directs that Bravo undertake the Related Activities concerning the Bravo-AMC Exhibitions; provided, however, that Bravo shall effect such Related Activities to the extent AMC is permitted to effect such Related Activities under the applicable AMC License Agreements. Unless a shorter period is specified in the relevant AMC License Agreement with respect to an AMC Title, Bravo shall advertise and promote its Exhibition of an AMC Title only within the 30-day period prior to the start of its Exhibition Window with respect to such AMC Title.

         (c) IFC hereby directs that Bravo undertake Related Activities concerning the Bravo-IFC Exhibitions; provided, however, that Bravo shall effect such Related Activities to the extent IFC is permitted to effect such Related Activities under the applicable IFC License Agreements. Unless a shorter period is specified in the relevant IFC License Agreement with respect to an IFC Title, Bravo shall advertise and promote its Exhibition of an IFC Title only within the 30-day period prior to the start of its Exhibition Window with respect to such IFC Title.

         (d) RMHI hereby directs that Bravo undertake Related Activities concerning the Bravo-RMHI Exhibitions; provided, however, that Bravo shall effect such Related Activities to the extent RMHI is permitted to effect such Related Activities under the applicable RMHI License Agreements. Unless a shorter period is specified in the relevant RMHI License Agreement with respect to a RMHI Title, Bravo shall advertise and promote its Exhibition of a RMHI Title only within the 30-day period prior to the start of its Exhibition Window with respect to such RMHI Title.

         SECTION 4. Delivery Requirements; Materials. (a) Bravo shall deliver to each Rainbow Company a copy (if permitted by the applicable Bravo License Agreement) of each Bravo Title designated for such Rainbow Company on Annex A, and each Rainbow Company shall deliver to Bravo a copy (if permitted by the applicable Rainbow License Agreement) of each Rainbow Title designated for Bravo on Annex B, in the form and with the materials provided in the applicable License Agreement to the address specified in Section 14 no later than 45 days prior to the first day of the Exhibition Window of such party with respect to such Title; provided, however, that each party shall only be required to deliver such Title and related materials as soon as commercially practicable after its receipt from the licensor under the applicable License Agreement.

         (b) Subject to the applicable License Agreement, Bravo, with respect to the Rainbow Titles, and the applicable Rainbow Company, with respect to the Bravo Titles, shall be permitted to request additional copies from the other of such Titles prior to delivery in accordance with Section 4(a) at the requesting party's sole expense. If such copying is not permitted by the applicable License Agreement, the parties shall use their respective commercially reasonable efforts to gain the consent of the applicable licensor to make such copies.

         (c) All materials with respect to a Title provided to a party pursuant to this Section 4 shall remain in such party's sole possession or control throughout the Exhibition Window relating to such Title. At the conclusion of such Exhibition Window, Bravo, in the case of each Bravo Title, on the one hand, and AMC, in the case of each AMC Title, IFC, in the case of each IFC Title, and RMHI, in the case of each RMHI Title, on the other hand, shall notify the other whether to return or destroy such materials. Any materials that are requested for return shall be returned, subject to damage or loss, no later than five days after such notification.

         SECTION 5. Payments. (a) (i) Bravo shall pay to AMC the cash amortization payment (and not the book amortization payment, which is included for informational purposes only) due for each AMC Title designated for Exhibition on the Bravo Service set forth opposite such AMC Title on Annex B (which, in each case, represents a portion of the payments due under the applicable AMC License Agreement applicable to such AMC Title) (collectively, the "AMC Title Payments"), notwithstanding that Bravo might not Exhibit all such AMC Titles for all of the Runs specified opposite such AMC Titles on Annex B. The AMC Title Payments for each calendar year shall be aggregated and paid by Bravo in four equal quarterly installments on the tenth Business Day prior to the end of the calendar quarter of such year (each, a "Payment Date").

         (ii) AMC shall pay to Bravo the cash amortization payment (and not the book amortization payment, which is included for informational purposes only) due for each Bravo Title designated for Exhibition on the AMC Service or the WE Service set forth opposite such Bravo Title on Annex A (which, in each case, represents a portion of the payments due under the applicable Bravo License Agreement applicable to such Bravo Title) (the "Bravo-AMC Title Payments"), notwithstanding that AMC or WE, as the case may be, might not Exhibit all such Bravo Titles for all of the Runs specified opposite such Bravo Titles on Annex
A. Such Bravo-AMC Title Payments for each calendar year shall be aggregated and paid by AMC in four equal quarterly installments on each Payment Date.

         (iii) On each Payment Date (A) (1) if the quarterly installment of Bravo-AMC Title Payments (taking into account any arrears) exceeds (2) the quarterly installment of AMC Title Payments (taking into account any arrears), AMC shall pay to Bravo an amount equal to the difference between the amounts referred to in clauses (A)(1) and (A)(2); or (B) (3) if the quarterly installment of AMC Title Payments (taking into account any arrears) exceeds (4) the quarterly installment of Bravo-AMC Title Payments (taking into account any arrears), Bravo shall pay to AMC an amount equal to the difference between the amounts referred to in clauses (B)(3) and (B)(4) (such amount under clauses (A) or (B), as applicable, being the "AMC Amount").

         (b) (i) Bravo shall pay to IFC (A) the cash amortization payment (and not the book amortization payment, which is included for informational purposes only) due for each IFC Title designated for Exhibition on the Bravo Service set forth opposite such IFC Title on Annex B (which, in each case, represents a portion of the payments due under the applicable IFC License Agreement applicable to such IFC Title), notwithstanding that Bravo might not Exhibit all such IFC Titles for all of the Runs specified opposite such IFC Titles on Annex B, and (B) the amounts then currently payable by Bravo to any party under (1) the Letter Agreement, dated as of [ ], 2002, among IFC Films LLC, IFC and Bravo,
(2) the Letter Agreement, dated as of [ ], 2002, among IFC Productions I, LLC, IFC and Bravo, (3) the Letter Agreement, dated as of [ ], 2002, among IFC Entertainment LLC, IFC and Bravo (collectively the "IFC Output Agreements"), and
(4) the Letter Agreement, dated as of [ ], 2002, among Rainbow Film Holdings LLC and Bravo (the "Rainbow Agreement", and together with the IFC Output Agreements, the "IFC Agreements") (the amounts set forth in clauses (A) and (B) collectively being, the "IFC Title Payments"). Such IFC Title Payments for each calendar year shall be aggregated and paid by Bravo in four equal quarterly installments on each Payment Date.

         (ii) IFC shall pay to Bravo the cash amortization payment (and not the book amortization payment, which is included for informational purposes only) due for each Bravo Title designated for Exhibition on the IFC Service set forth opposite such Bravo Title on Annex A (which, in each case, represents a portion of the payments due under the applicable Bravo License Agreement applicable to such Bravo Title) (the "Bravo-IFC Title Payments"), notwithstanding that IFC might not Exhibit all such Bravo Titles for all of the Runs specified opposite such Bravo Titles on Annex A. Such Bravo-IFC Title Payments for each calendar year shall be aggregated and paid by IFC in four equal quarterly installments on each Payment Date.

         (iii) On each Payment Date (A) (1) if the quarterly installment of Bravo-IFC Title Payments (taking into account any arrears) exceeds (2) the quarterly installment of IFC

Title Payments (taking into account any arrears), IFC shall pay to Bravo an amount equal to the difference between the amounts referred to in clauses (A)(1) and (A)(2); and (B) (3) if the quarterly installment of IFC Title Payments (taking into account any arrears) exceeds (4) the quarterly installment of Bravo-IFC Title Payments (taking into account any arrears), Bravo shall pay to IFC an amount equal to the difference between the amounts referred to in clauses
(B)(3) and (B)(4) (such amount under clauses (A) or (B), as applicable, being the "IFC Amount").

         (c) Bravo shall pay to RMHI the cash amortization payment (and not the book amortization payment, which is included for informational purposes only) due for each RMHI Title designated for Exhibition on the Bravo Service set forth opposite such RMHI Title on Annex B (which, in each case, represents a portion of the payments due under the applicable RMHI License Agreement applicable to such RMHI Title) (the "Bravo-RMHI Title Payments"), notwithstanding that Bravo might not Exhibit all such RMHI Titles for all of the Runs specified opposite such RMHI Titles on Annex B. Such Bravo-RMHI Title Payments for each calendar year shall be aggregated and paid by Bravo in four equal quarterly installments on each Payment Date.

         SECTION 6. Indemnification; Other Remedies. (a) In the event a party breaches this Agreement or a License Agreement, the breaching party shall indemnify, defend and hold harmless the non-breaching party, its Affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns from and against all Losses to which they may become subject as a result of such breach, including, without limitation, any such Losses due to, arising out of, or relating to a termination of a License Agreement.


         (b) In the event a License Agreement is terminated by a licensor due to, arising out of, or as a result of, a breach by any party of this Agreement or such License Agreement, in addition to the remedies available to the non-breaching party under Section 6(a), the breaching party shall be obligated to offer to the non-breaching party (to the extent such non-breaching party was the party initially listed on Annex A or B with respect to a Title and corresponding Exhibition Window covered by such terminated License Agreement), at a cost to the non-breaching party equal to the breaching party's cost, comparable replacement programming as mutually agreed by the parties, from the breaching party's (in the case of a Rainbow Party as the breaching party, the Rainbow Companies') film products covered by the License Agreements ("Replacement Programming") for those Titles which were designated for the non-breaching party on Annex A or B over the next 36 months.

         (c) In the event a party breaches Section 2 by Exhibiting a Title for a number of Runs in excess of those permitted in accordance with Section 2, and such breach reduces the number of Runs available to the non-breaching party for the same Title during the Exhibition Window set forth opposite such Title on Annex A or B, in addition to the remedies available to the non-breaching party under Section 6(a), the non-breaching party shall be released from its payment obligations under Section 5 with respect to the reduction of such Runs and shall either (A) be obligated to offer to the non-breaching party, at a cost to the non-breaching party equal to the breaching party's cost, Replacement Programming for such Runs, including, without limitation, an offer to the non-breaching party to withhold a number of Runs, equal to the reduction of Runs caused by the breach, of the same or another Title designated by the non-breaching party for Exhibition by the breaching party on Annex A or B or (B) obtain the written approval of the licensor under the applicable License Agreement to permit additional Runs such that the non-breaching party shall be permitted to Exhibit such Title for its allocated number of Runs in accordance with Section 2.

         (d) In the event that IFC fails to make any payment to Bravo on a Payment Date pursuant to Section 5(b), other than as a result of a bona fide dispute between IFC and Bravo, Bravo shall have the right, in addition to any other remedies it may have hereunder, in its sole discretion and upon not less than five Business Days prior written notice to IFC, to terminate the IFC Output Agreements; provided, however, that Bravo may not terminate such IFC Output Agreements if IFC makes such payment in full to Bravo during the five Business Day-period following its receipt from Bravo of such notice. Upon such termination, the IFC Output Agreements shall become void and have no effect, without any liability on the part of any party thereto.

         (e) In the event that any third-party claim (other than a claim by a licensor) is asserted against an Exhibitor that the Exhibition of a Title by such Exhibitor is not authorized or otherwise a violation of the rights of such third party, the licensee of such Title shall indemnify, defend and hold harmless such Exhibitor against and reimburse such Exhibitor for all Losses that such Exhibitor may at any time suffer or incur, or become subject to, as a result of or in connection with any such claim. Upon receipt of any such claim, such Exhibitor shall promptly notify such licensee of such claim and such licensee shall promptly use its commercially reasonable efforts to seek indemnification from the licensor pursuant to the provisions of the applicable License Agreement. A licensee's indemnity obligations under this Section 6(d) shall be limited to the amount of recovery such licensee actually receives from the licensor on account of the Loss giving rise to such indemnity obligations.

         (f) Except as otherwise provided in Section 5, any monetary obligations of any party under this Agreement shall be paid in cash promptly to the other party. Any amounts determined by the parties as payable pursuant to this Section 6 shall be included in the netting determination of amounts payable pursuant to
Section 5.

         SECTION 7. License Agreements. (a) Bravo hereby acknowledges that it has read and understands all of the terms and conditions of the Rainbow License Agreements. Each of the Rainbow Companies hereby acknowledges that it has read and understands all of the terms and conditions of the Bravo License Agreements.

         (b) Bravo hereby agrees to comply with the terms and conditions of the Rainbow License Agreements. Each Rainbow Company hereby agrees to comply with the terms and conditions of the Bravo License Agreements. The provisions of this Agreement shall be subject to the provisions of the License Agreements.

         (c) To the extent either (i) Bravo assigns its rights as licensee under a Bravo License Agreement to a Rainbow Party or (ii) a Rainbow Party assigns its rights as licensee under a Rainbow License Agreement to Bravo or another Rainbow Party, the parties shall amend Annexes A and B accordingly.

         (d) No party shall assign its rights as licensee under a License Agreement to any Person not a party to this Agreement other than (a) by operation of law, (b) with the written consent of the other parties, such consent not to be unreasonably withheld, or (c) to a Person that acquires all or substantially all of a party's assets and assumes all of the party's obligations hereunder; provided, in each case, that such License Agreement permits such assignment.

         SECTION 8. Cooperation. (a) The Rainbow Companies and Bravo shall cause their respective senior representatives to meet in person semi-annually during the term of this Agreement and to conduct good faith discussions with respect to the sharing of programming not contemplated by this Agreement. Bravo initially designates [ ] and the Rainbow Companies initially designate [ ] to be their respective representatives for the purposes contemplated in this Section 8(a).

         (b) A party discovering an error in the information set forth in either Annex A or B shall give prompt notice to the other parties of such error and the parties shall promptly correct such error, including, without limitation, (i) any errors pertaining to an incorrect Bravo Title Payment or Rainbow Title Payment due to an inconsistency between such Payment and the corresponding payment set forth in the applicable License Agreement, which License Agreement shall prevail, or due to a disproportionate allocation of any such Payment among the parties for a particular Title based on the sharing arrangement of an Exhibition Window relating to such Title pursuant to Section 2 (a "Payment Error") and (ii) any errors pertaining to an incorrect reference to the number of available Runs remaining in an Exhibition Window such that a party is not permitted to Exhibit a Title for the number of Runs specified in either Annex A or B (a "Run Error"). Any overpayment by a party due to any Payment Error shall be immediately reimbursed to such party by the other parties and any underpayment by a party due to a Payment Error shall be credited for the account of the other party until the next Payment Date. Remedies for Run Errors shall be those set forth for non-breaching parties in Section 6(c).

         SECTION 9. Relationship of the Parties. The parties hereby acknowledge that the entering into of this Agreement is not indicative of an intention by the parties to create any relationship beyond that which is contemplated in this Agreement.

         SECTION 10. Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

         SECTION 11. Entire Agreement. This Agreement and the IFC Agreements set forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than any writing signed by a party, dated on or prior to the date of this Agreement and which expressly refers to this Section
11. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement or any such writing, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein and each party expressly agrees that it has not relied upon any such representation, promise, inducement or statement of intent.

         SECTION 12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned other than (a) by operation of law, (b) with the written consent of the other parties, such consent not to be unreasonably withheld, or (c) to a Person that acquires all or substantially all of a party's assets and assumes all of the party's obligations hereunder.

         SECTION 13. Construction; Counterparts. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         SECTION 14. Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to and received by a party when delivered in person, faxed (with confirmation of transmission by the transmitting equipment) or three Business Days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one Business Day after delivery to a nationally recognized overnight courier service, and addressed as follows:

     If to RMHI or a Rainbow Company:   Rainbow Media Holdings Inc.
                                        200 Jericho Quadrangle
                                        Jericho, New York 11753
                                        Telephone:  516-803-2300
                                        Facsimile:   516-803-3003
                                        Attention:   General Counsel

                         copies to:     Sullivan & Cromwell
                                        125 Broad Street
                                        New York, New York 10004
                                        Telephone: (212) 558-4000
                                        Facsimile: (212) 558-3588
                                        Attention: John P. Mead

     If to Bravo:                       Bravo Company
                                        [c/o National Broadcasting Company, Inc.
                                        30 Rockefeller Plaza
                                        Telephone:  (212) 664-3822
                                        Facsimile:  (212) 664-3745
                                        Attention:  EVP - Business Development]
                         copies to:     National Broadcasting Company, Inc.
                                        30 Rockefeller Plaza
                                        Telephone:  (212) 664-3307
                                        Facsimile:  (212) 664-2147
                                        Attention:  Vice President - Corporate &
                                          Transactions Law

                         copies to:     Shearman & Sterling
                                        599 Lexington Ave.
                                        New York, New York 10022
                                        Telephone: (212) 848-4000
                                        Facsimile: (212) 848-7179
                                        Attention: John A. Marzulli, Jr.

         Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 14.

         SECTION 15. Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

         SECTION 16. Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in any party hereof shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

         SECTION 17. Third Party Beneficiary. Except with respect to Persons indemnified under Section 6, this Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

         SECTION 18. Territory. The parties may Exhibit the Titles in the territories permitted under the applicable License Agreements.

         SECTION 19. Force Majeure. If a party fails to comply with an obligation set forth in this Agreement due to a force majeure event, the parties shall discuss in good faith the appropriate remedies so that the License Agreements are complied with and the parties are able to perform in accordance with this Agreement.

         SECTION 20. Independent Obligations. Each signatory hereto is obligated hereunder only with respect to the obligations applicable to such signatory hereunder, and not with respect to the obligations of any other signatory hereto.

         SECTION 21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of New York.

         SECTION 22. Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BRAVO COMPANY


                                        By:    ________________________________
                                               Name:
                                               Title:


                                        RAINBOW MEDIA HOLDINGS, INC.


                                        By     ________________________________
                                               Name:
                                               Title:


                                        THE INDEPENDENT FILM CHANNEL LLC


                                        By:    ________________________________
                                               Name:
                                               Title:


                                        AMERICAN MOVIE CLASSICS COMPANY


                                        By     ________________________________
                                               Name:
                                               Title:


                                        WE:  WOMEN'S ENTERTAINMENT LLC


                                        By     ________________________________
                                               Name:
                                               Title:

                                    EXHIBIT D

                           REORGANIZATION TRANSACTIONS

     Part I: Preliminary Steps:

     1. Rainbow MM Holdings Corporation ("RMMHC"), owner of a 99% general partnership interest in MuchMusic U.S.A. Venture, a New York general partnership ("MuchMusic"), is liquidated or merged into a limited liability company directly owned 100% by RMHI. Rainbow MM Holdings II Corporation ("R2MMHC"), owner of a 1% general partnership in MuchMusic, is liquidated or merged into a limited liability company directly owned 100% by RMHI.

     2. Bravo adopts a limited liability company agreement of IFC to provide for an 80% managing member and a 20% non-managing member. .

     3. BHC recapitalizes its equity into Class A common stock (with greater than 80% vote) and Class B common stock and authorized but unissued preferred stock convertible into Class B common stock (with less than 20% vote). The form of amended and restated certificate of incorporation of BHC is attached hereto as Exhibit D-1. The aggregate value of the BHC Class A Stock would be based on the value of the Cablevision Shares and the aggregate value of the BHC Class B Stock would be based on the value of the RMHI Shares.

     4. Bravo transfers the $2.2 million receivable from Adelphia Communications Corporation, which is included in the IFC Assets, to IFC, as a contribution to capital. Bravo distributes all of its cash-on-hand 20% to MGM Holdings and 80% to BHC and B2HC, collectively.

     5. Bravo distributes its 80% managing membership interest in IFC to B2HC in partial redemption of B2HC's interest in Bravo. Bravo transfers its 20% non-managing membership interest in IFC to MGM Holdings in partial redemption of MGM Holdings' interest in Bravo. As a result of this Step 5, IFC is owned 80% by B2HC and 20% by MGM Holdings and Bravo is owned 80% by BHC and B2HC, collectively, and 20% by MGM Holdings.

     6. B2HC contributes its 80% managing member interest in IFC to a newly-formed wholly-owned subsidiary, IFC Holding Corporation ("IFC Holding") in consideration of the issuance of 100% of IFC Holding's outstanding capital stock to B2HC. B2HC thereafter distributes its interest in IFC Holding to Rainbow Media Group, LLC ("RMG LLC").

     7. Value Adjustments

(a) If after the Cablevision Valuation Period has concluded, the Share Value exceeds the BHC Closing Value, B2HC shall distribute to RMG LLC, and RMG LLC shall contribute to BHC, demand promissory notes of B2HC in an amount sufficient to cause the BHC Closing Value to equal the Share Value; provided, however, that the aggregate principal amount of the B2HC demand promissory notes shall be capped at an amount that reduces RHMI's tax basis in B2HC to zero. If the Share Value continues to exceed the BHC Closing Value after giving effect to the demand promissory note distribution, then B2HC shall distribute to RMG LLC, and RMG LLC shall contribute to BHC, a portion of the B2HC Bravo Interest sufficient to cause the BHC Closing Value to equal the Share Value. If the value of the demand promissory notes and the B2HC Bravo Interest is greater than 10% of the value of B2HC,
     Section 2.07 of the Agreement shall apply.

(b) If after the Cablevision Valuation Period has concluded, the Share Value is less than the BHC Closing Value, BHC shall distribute to RMG LLC, and RMG LLC shall contribute to B2HC, demand promissory notes of BHC in an amount sufficient to cause the BHC Closing Value to equal the Share Value; provided, however, that the aggregate principal amount of the demand promissory notes shall be capped at an amount that reduces RMHI's basis in BHC to zero. If the BHC Closing Value continues to exceed the Share Value after giving effect to the demand promissory note distribution, then BHC shall distribute to RMG LLC, and RMG LLC shall contribute to B2HC, a portion of the BHC Bravo Interest sufficient to cause the BHC Closing Value to equal the Share Value.

"Share Value" means the sum of (i) the Aggregate Cablevision Share Value (determined solely for this purpose by computing the Average Cablevision Share Price without regard to the proviso in the definition thereof), and (ii) the Aggregate RMHI Share Value (determined solely for this purpose by computing the Average Cablevision Share Price without regard to the proviso in the definition thereof).

"BHC Closing Value" means the product of (i) the sum of (A) the Share Value and
(B) the Aggregate GE Stock Consideration, and (ii) the BHC Percentage as of the time of such computation; and shall be increased by the value of any demand promissory notes of B2HC held by BHC at the time of such computation and decreased by the value of any outstanding BHC demand promissory notes.

     Part II: Implementation Steps:

     8. NBC purchases the MGM Bravo Interest for cash pursuant to the MGM Agreement. Immediately thereafter, B2HC, BHC and NBC enter into an amended and restated partnership agreement of Bravo. A copy of the amended and restated partnership agreement is attached as Exhibit D-2.

     9. GE Merger Sub is merged with and into B2HC, with B2HC being the Surviving Corporation, as provided in Section 2.01 of the Agreement. A copy of the Certificate of Merger is attached as Exhibit D-3. As a result of this step the Surviving Corporation becomes a direct wholly owned Subsidiary of GE.

     10. RMG LLC distributes all classes of BHC Shares held by it to RMHI.

     11. RMHI distributes all classes of BHC Shares held by it to its shareholders, CSC Holdings and NBC Holdings. RMHI (i) transfers the BHC Class B Stock (low vote) to NBC Holdings in exchange for the RMHI shares held by NBC Holdings as provided in Section 2.02 of the Agreement and (ii) distributes the BHC Class A Stock (high vote) to CSC Holdings.

     12. CSC Holdings distributes the BHC Class A Stock to Cablevision.

     13. Cablevision distributes the BHC Class A Stock to NBC Holdings in exchange for the Cablevision Shares pursuant to Section 2.03 of the Agreement. As a result of this step, NBC and NBC Holdings no longer hold any equity interest in Cablevision or RHMI and GE Sub and NBC Holdings hold, through their ownership of the Surviving Corporation and BHC, 100% of Bravo.

     14. Simultaneously with the spin-off transaction, BHC issues at least $20 million of the BHC Convertible Preferred Stock to an unrelated third party in an arm's length transaction. A copy of the term sheet for the BHC Convertible Preferred Stock is attached as Exhibit D-4.

     Capitalized terms which are not defined herein have the meaning assigned thereto in the Agreement and Plan of Merger and Exchange to which this Exhibit D relates.